                                                                    EXHIBIT 10.3

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                            NOTE PURCHASE AGREEMENT


                                    BETWEEN


                           ATP OIL & GAS CORPORATION,
                              a Texas corporation


                                      AND


                       AQUILA ENERGY CAPITAL CORPORATION,
                             a Delaware corporation



                                 JUNE 29, 2001


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

                               TABLE OF CONTENTS


ARTICLE I        DEFINITIONS AND REFERENCES................................        1
 Section 1.1     Defined Terms.............................................        1
 Section 1.2     Exhibits and Schedules....................................        9
 Section 1.3     Amendment of Defined Instruments..........................        9
 Section 1.4     References and Titles.....................................        9
 Section 1.5     Calculations and Determinations...........................       10

ARTICLE II       PURCHASE AND SALE.........................................       10
 Section 2.1     Purchase and Sale.........................................       10
 Section 2.2     Use of Proceeds...........................................       10
 Section 2.3     Payment of the Note.......................................       10
 Section 2.4     Prepayment of the Note....................................       11
 Section 2.5     Payment Premium...........................................       11
 Section 2.6     Redetermination of Available Credit Capacity and
                 Resulting Payment Obligations.............................       12

ARTICLE III      SECURITY..................................................       13
 Section 3.1     Security..................................................       13
 Section 3.2     Perfection and Protection of Security Interests and Liens.       13
 Section 3.3     Release of Collateral.....................................       13

ARTICLE IV       REPRESENTATIONS AND WARRANTIES............................       14
 Section 4.1     Representations and Warranties of the Issuer..............       14

ARTICLE V        NOTICE OF CERTAIN EVENTS..................................       18
 Section 5.1     Notice of Certain Matters.................................       18
 Section 5.2     Other Information.........................................       19

ARTICLE VI       SPECIAL PROVISIONS RELATING TO EQUIPMENT..................       19
 Section 6.1     Disposition...............................................       19
 Section 6.2     Maintenance...............................................       19
 Section 6.3     Negotiation of Dispositions...............................       20

ARTICLE VII      COVENANTS OF THE ISSUER...................................       20
 Section 7.1     Affirmative Covenants.....................................       20
 Section 7.2     Negative Covenants........................................       27

ARTICLE VIII     FURTHER RIGHTS OF THE PURCHASER AND THE ISSUER............       30
 Section 8.1     Maintenance of Security Interests.........................       30
 Section 8.2     Performance of Obligations................................       30
 Section 8.3     Removal and Appointment of Operator.......................       31
 Section 8.4     Set-Off Rights............................................       31

ARTICLE IX       CLOSING; CONDITIONS TO CLOSING............................       31
 Section 9.1     Closing...................................................       31
 Section 9.2     Conditions to Closing.....................................       31
 Section 9.3     Further Conditions Precedent to Funding...................       33

ARTICLE X        EVENTS OF DEFAULT AND REMEDIES............................       34
 Section 10.1    Events of Default.........................................       34
 Section 10.2    Acceleration..............................................       36
 Section 10.3    Remedies..................................................       37
 Section 10.4    Indemnity.................................................       37


ARTICLE XI       MISCELLANEOUS.............................................       38
 Section 11.1    Waivers and Amendments....................................       38
 Section 11.2    Survival of Agreements: Cumulative Nature.................       39
 Section 11.3    Notices...................................................       39
 Section 11.4    Parties in Interest, Transfers............................       40
 Section 11.5    Governing Law; Submission to Process......................       42
 Section 11.6    Limitation on Interest....................................       43
 Section 11.7    Termination; Limited Survival.............................       43
 Section 11.8    Severability..............................................       43
 Section 11.9    Counterparts..............................................       43
 Section 11.10   Further Assurances........................................       43
 Section 11.11   Waiver of Punitive Damages, Etc...........................       43
 Section 11.12   Representations and Warranties of the Purchaser...........       43
 Section 11.13   Relationship to Senior Debt...............................       44

ARTICLE XII      ARBITRATION...............................................       45
 Section 12.1    Arbitration...............................................       45

EXHIBITS

Exhibit A            Properties
Exhibit B            Note
Exhibit C            Compliance Certificate

SCHEDULES

Schedule 1.1(a)      Senior Debt and Senior Liens
Schedule 1.1(b)      Reserve Reports
Schedule 4.1(c)      Certain Stockholders of Borrower and Stock Obligations
Schedule 4.1(g)      Material Transactions
Schedule 4.1(h)      Other Obligations and Restrictions
Schedule 4.1(k)      ERISA Plans
Schedule 4.1(l)      Places of Business
Schedule 4.1(m)      Unpaid Bills
Schedule 4.1(o)      Affiliates
Schedule 4.1(s)      Non-Compliance with Law
Schedule 4.1(t)      Locations of Equipment
Schedule 4.1(u)      Purchasers of Hydrocarbons
Schedule 4.1(v)      Hydrocarbon Sales Agreements
Schedule 4.1(w)      Swap Agreements
Schedule 7.1(f)(i)   Hydrocarbon Pricing Parameters

                            NOTE PURCHASE AGREEMENT

     THIS NOTE PURCHASE AGREEMENT is made and entered into effective as of the 29th day of June 2001, by and between ATP OIL & GAS CORPORATION, a Texas corporation (the "Issuer"), and AQUILA ENERGY CAPITAL CORPORATION, a Delaware corporation (the "Purchaser").

     WHEREAS, the Issuer desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Issuer, the Note (as hereinafter defined);

     NOW, THEREFORE, the parties hereto in consideration of the foregoing and the terms, covenants, provisions and conditions hereinafter set forth hereby agree as follows:


                    ARTICLE I    Definitions and References

     Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Section 1.1 or in the sections and subsections referred to below.

     "AAA" has the meaning given to such term in Section 12.1(c).

     "Adverse Effect" means (i) any changes or effects that individually or in the aggregate impact the business, operations, prospects or condition (financial or other) of the Issuer adversely and in an amount exceeding $1,000,000.00 or impact the Collateral adversely and in an amount exceeding $1,000,000.00, (ii) the impairment of the ability of the Issuer in any respect to perform its obligations under any of the Transaction Documents to which it is a party, or
(iii) the impairment of the Purchaser's ability to realize the practical benefits of the Security Documents, provided, however, that neither a general decline in Hydrocarbon prices nor any reduction of the Issuer's Hydrocarbon reserves shall constitute such a change, effect or impairment.

     "AFE" means Authorization for Expenditures.

     "Affiliate(s)"means, as to any Person (as hereinafter defined), any other Person who directly or indirectly controls, is under common control with, or is controlled by such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event (i) any Person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person will be deemed to control such other Person, (ii) any Subsidiary of the Issuer shall be deemed to be an Affiliate of the Issuer, and (iii) the parent and any sister corporation of the Issuer shall be deemed to be an Affiliate of the Issuer.

     "Agreement" means this Note Purchase Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in compliance with applicable provisions hereof.

     "Arbitration Notice" has the meaning given to such term in Section 12.1(c).

     "Available Credit Capacity" has the meaning given to such term in
Section 2.6.

     "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Houston, Texas.

     "Closing" has the meaning given such term in Section 9.1.

     "Closing Date" has the meaning given such term in Section 9.1.

     "Collateral" means all property of any kind which, pursuant to any Transaction Document, is subject to a Lien in favor or for the benefit of the Purchaser or is purported or required to be subject to such a Lien, including, without limitation, the Properties and related assets, the Issuer's interest in the Hydrocarbons produced therefrom or attributable thereto, all real and personal property, the Equipment (including, without limitation, any Fixtures), gathering systems, goods, accounts, contract rights, money, deposit accounts, claims, receivables, inventory, licenses, permits, well files, logs, the Issuer's interests in the seismic, geological and geophysical data relating thereto (to the extent assignable or transferable), the Issuer's books and records relating thereto, engineering data, insurance proceeds and other general intangibles, the Issuer's rights and interests in the contracts described in the Collateral Assignment of Contract Rights, and all products and proceeds of any of the foregoing.

     "Collateral Assignment of Contract Rights" means that certain Assignment dated of even date herewith executed by the Issuer in favor of the Purchaser covering all of the Issuer's rights and interests in any contracts relating to the Properties and the production of Hydrocarbons therefrom.

     "Compliance Certificate" means each certificate of an authorized officer of the Issuer submitted to the Purchaser on a quarterly basis pursuant to this Agreement, each such certificate to be in the form attached hereto as Exhibit C.

     "Debt" means all Indebtedness, liabilities and obligations of the Issuer, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered debt pursuant to GAAP, but excluding contingent abandonment liabilities not yet accrued.

     "Debt Service" means the principal and interest due pursuant to the Note or this Agreement for any Interest Period.

     "Deed of Trust" has the meaning given such term in Section 3.1.

     "Defensible Title" means (i) with respect to the Properties, such title that: (A) with respect to each well located on or Unit encompassing any of the Leases entitles the Issuer to receive, free and clear of all royalties, overriding royalties and net profits interests, or other burdens on or measured by production of Hydrocarbons, not less than the Net Revenue Interest of the Issuer reflected in Exhibit A for such well or Unit for the productive life of such well or Unit (subject only to the Permitted Encumbrances); and (B) with respect to each well located on or Unit encompassing any of the Leases obligates the Issuer to bear costs and expenses relating to the maintenance, development and operation of such well or Unit in an amount not greater than the Working Interest of the Issuer reflected in Exhibit A for the productive life of such well or Unit (subject only to the Permitted Encumbrances), in each case free and clear of any Lien, other than the Permitted Encumbrances and any Liens in favor of the Purchaser and its Affiliates or which are permitted hereunder.

     "Engineers" means, unless specifically provided otherwise, the following petroleum engineering firms: Ryder Scott Company and S.A. Holditch & Associates, Inc. or such other petroleum engineering firms mutually agreeable to the Issuer and the Purchaser.

     "Environmental Laws" means any and all federal, state or local statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes. For purposes of this definition, "chemicals" includes all substances referred to in the second sentence of the definition herein of "Hazardous Materials."

     "Equipment" means the Issuer's undivided interest in all equipment of every kind and nature used for or in the operation of the Properties, equivalent to the undivided interest of the Issuer constituting the Property on which such Equipment is used, including, but not limited to, pipelines, well and lease equipment and surface equipment, casing, tubing, connections, rods, pipe, machines, compressors, gathering systems, meters, motors, pumps, tankage, fixtures, storage and handling equipment and all other equipment or movable property of any kind and nature and wherever situated now or hereafter owned by the Issuer or in which the Issuer may now or hereafter have any interest (to the extent of such interest), together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all logs and records in connection therewith, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes for any of the foregoing.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

     "ERISA Plan" means any employee pension benefit plan which is maintained by any Person subject to Title IV of ERISA.

     "Event of Default" has the meaning given such term in Section 10.1;

     "Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31 of any calendar year.

     "Fiscal Year" means a twelve-month period ending on December 31 of any calendar year.

     "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

     "Gas Purchase and Sale Agreement" has the meaning given such term in
Section 7.1(b).

     "Hazardous Materials" means any substances regulated under any Environmental Law, whether as pollutants, contaminants or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise. "Hazardous Materials" also includes (a) any petroleum, any fraction of petroleum, natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel (including any mixtures of the foregoing) that has been or may be emitted, discharged or released into the environment, and (b) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal reserves.

     "Hydrocarbons" means crude oil, condensate, natural gas, natural gas liquids and other hydrocarbons.

     "Indebtedness" means and includes (i) all obligations for borrowed money of any kind or nature, including funded and unfunded debt or guarantees thereof and contingent obligations in respect of any of the foregoing including, without limitation, reimbursement obligations in respect of letters of credit, and (ii) obligations for the acquisition or use of any fixed asset or improvements thereto, including capitalized leases but excluding operating leases, which are payable over a period longer than one year or guarantees thereof, regardless of the term thereof or the Person or Persons (each as hereinafter defined) to whom the same is payable; provided, however, that Indebtedness shall not include trade payables incurred in the ordinary course of business so long as the same are being paid within thirty (30) days after becoming due (or, with respect to any vendor, within such longer period as is acceptable to such vendor) or are being contested in good faith.

     "Initial Reserve Report" means, collectively, those certain reserve reports listed in Schedule 1.1(b).

     "Intercreditor Agreement" means that certain agreement between the Purchaser and the Senior Creditor, in form and substance satisfactory to the Purchaser, entered into on the date of this Agreement.

     "Interest Period" means each period beginning on (and including) the Payment Date in one Fiscal Quarter and ending on (but not including) the Payment Date in the next following Fiscal Quarter, provided that the first Interest Period for the Indebtedness evidenced by the Note shall begin on the Closing Date and end on the day before the first Payment Date.

     "Interest Rate" means that interest rate stated in the Note.

     "Investment" in any Person means the amount paid or committed to be paid or the value of property or wages contributed or committed to be contributed by the Person making the Investment on its account for or in connection with its acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security of the Person in whom such Investment is made or any evidence of Indebtedness of such Person in whom the Investment is made.

     "Lease" or "Leases" means, whether one or more, (i) those certain oil and gas leases set forth in the description of each Property on Exhibit "A" and any other interests in the Leases, whether now owned or hereafter acquired by the Issuer, and any extensions, renewals, corrections, modifications, elections or amendments of any such Lease or Leases, or (ii) other oil, gas and/or mineral leases or other interests pertaining to the Properties which may now and hereafter be made (or intended or purported to be made) subject to the lien of any of the Security Documents and any extensions, renewals, corrections, modifications, elections or amendments of any such Lease or Leases.

     "Letters In Lieu" means those certain letters in lieu of transfer orders, duly executed by Issuer in a form satisfactory to the Purchaser, to be delivered by the Issuer to the Purchaser at the Closing pursuant to Section 9.2.

     "Lien" means, with respect to the Properties or other Collateral, any right or interest therein of a creditor to secure Debt owed to it or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows it to have such Debt satisfied out of such property or assets prior to the satisfaction of general creditors of the owner of such property or assets, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of unregistered securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

     "Maximum Rate" means the maximum non-usurious rate of interest that the Purchaser is permitted under applicable law to contract for, take, charge, or receive from the Issuer.

     "Mortgage" has the meaning given such term in Section 3.1.

     "Net Debt" means, at any point in time: (a) the sum of the outstanding unpaid balance of (i) all the Obligations, (ii) all Senior Debt, (iii) all Swap Settlement Payables, (iv) all sums payable by the Issuer and/or its Subsidiaries pursuant to any final judgment of a court or arbitrators having jurisdiction, and (v) all trade accounts payable of the Issuer and/or its Subsidiaries, minus
(b) the sum of: (i) all unrestricted cash and cash equivalents of the Issuer,
(ii) all trade accounts receivable of the Issuer that are not in dispute and not more than ninety (90) days overdue, and (iii) all Swap Settlement Proceeds that are payable to the Issuer.

     "Net Revenue Interest" and "NRI" have the respective meanings given such terms in the Mortgage or the Deed of Trust, as the case may be.

     "Note" has the meaning given such term in Section 2.1.

     "Obligations" means all Debt and all other obligations from time to time owing from the Issuer to the Purchaser or any of the Purchaser's Affiliates under or pursuant to any of the Transaction Documents in connection with this Agreement or any transaction contemplated hereby, including, without limitation, all principal, interest, fees, expenses, costs and indemnities.

     "Operating Agreements" means operating agreements relating to the Properties, including, without limitation, all those certain operating agreements which relate to or arise from the Properties pursuant to which the Issuer is or hereafter becomes the operator, any of which that are entered into or amended after the date of this Agreement that would result in an Adverse Effect being subject to the Purchaser's prior written approval.

     "Operating Expenses" means (a) direct lease operating, compression, transportation and processing expenses and well maintenance expenses, which arise from the Issuer's Working Interests constituting the Properties in the wells that are subject to the Mortgage or the Deed of Trust, that are billed to the Issuer by the Operator or incurred by the Issuer, as Operator, of the Properties, (b) such Working Interest share of expenses incurred in the repair, maintenance and replacement of damaged or obsolete Equipment, (c) such Working Interest share of overhead charges payable to a third party Operator pursuant to an applicable Operating Agreement in effect on the Closing Date with respect to any of the Properties (or such new Operating Agreements or amendments to existing Operating Agreements that are approved in writing by the Purchaser).

     "Operator" means any operators, including contract operators, of the Properties (as such terms are generally understood in the oil and gas industry) and as approved by the Purchaser pursuant to Section 8.3 hereof

     "Overadvance" has the meaning given such term in Section 2.6.

     "Payment Date" means the last Business Day of each Fiscal Quarter, beginning with September 28, 2001, with the last Payment Date being the Redemption Date.

     "Permitted Encumbrances" has the meaning given such term in the Mortgage and the Deed of Trust and shall expressly include, but not be limited to, the Senior Liens, so long as any Senior Debt remains outstanding or there exists a commitment on the part of the Senior Creditor to advance additional sums constituting Senior Debt.

     "Person" means; an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

     "Properties" means those certain properties described in Exhibit A attached hereto and incorporated herein, to the extent of the specific undivided interest of the Issuer in any such Property stated therein.

     "Property Taxes" means taxes imposed annually on the Issuer which are based on or measured by the estimated value (at the time such taxes are assessed) of any Hydrocarbons underlying the lands covered by or pooled with the Leases attributable to the undivided interests of the Issuer in the various Leases constituting the Properties.

     "Proved Developed Non-Producing Reserves" means Proved Reserves that are estimated to be recoverable by existing wells that are not yet capable of producing such reserves without completions or recompletions being conducted within the existing wellbores thereof.

     "Proved Developed Producing Reserves" means Proved Reserves that are estimated to be recoverable by existing wells that are then capable of producing such reserves.

     "Proved Reserves" means, in accordance with any Reserve Report or Update Report, the current estimated quantity of Hydrocarbons which analysis of geologic and engineering data demonstrate with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions based on either actual production or conclusive formation tests, provided, that the determination of such estimations are subject to the terms of Section 7.1(f) hereof.

     "Proved Undeveloped Reserves" means Proved Reserves that are estimated to be recoverable from wells to be drilled in the future.

     "Purchaser" shall have the meaning given to such term in the first paragraph of this Agreement, together with its successors and assigns as holders of the Note, as permitted by Section 11.4 hereof.

     "Purchasers of Hydrocarbons" shall mean the Persons listed on Schedule 4.1(u) attached hereto, and all other Persons who, now or in the future, purchase Hydrocarbons attributable or allocable to the Issuer's Net Revenue Interests constituting the Properties.

     "PV 10" means the present value of future net income, discounted at the rate of ten percent (10%) per annum, that is estimated to be realized from the production and sale of Hydrocarbons attributable to the Issuer's interest in the Properties, and being further limited, if so specified in this Agreement, to certain categories of oil and gas reserves, such as, by way of example, but not limitation, Proved Reserves or Proved Developed Producing Reserves.

     "Redemption Date" means the earlier of (a) June 29, 2005 or any extension of such date agreed to by the Purchaser, (b) the date of payment and performance in full of all the Obligations of the Issuer under the Transaction Documents and
(c) the date on which the Purchaser notifies the Issuer, as provided in Section 10.2, of the acceleration of payment of all Obligations because of the occurrence of an Event of Default.

     "Repayment Premium" has the meaning given such term in Section 2.5.

     "Reserve Report" means, unless specifically denoted otherwise, the petroleum engineering report defined in Section 7.1(f) hereof.

     "Rules" has the meaning given such term in Section 12.1(c).

     "Security Agreement" means a security agreement (Accounts, Equipment, General Intangibles and Inventory) executed by the Issuer as debtor in favor of the Purchaser as secured party dated as of the date hereof, in form and substance mutually satisfactory to the Purchaser and the Issuer, as the same may be modified, amended or supplemented pursuant to the terms of this Agreement.

     "Security Documents" means the Mortgage, the Deed of Trust, the Security Agreement, the Collateral Assignment of Contract Rights, and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by the Issuer to the Purchaser in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations.

     "Senior Creditor" means, collectively, BNP Paribas, Union Bank of California, N.A., and their respective successor holders of the Senior Debt.

     "Senior Debt" means the Debt described on Schedule 1.1(a) and any additional sums advanced by the Senior Creditor in compliance with the Intercreditor Agreement in connection with any redetermination by the Senior Creditor of the Debt which may be incurred by the Issuer under the documentation of such Debt on the basis of the value of the assets of the Issuer securing such Debt, including, but not limited to, in connection with the commitment by the Issuer of additional assets of the Issuer as security for such Debt.

     "Senior Liens" means the Liens described on Schedule 1.1(a) and Liens against additional assets of the Issuer, so long as the Purchaser holds a Lien against each such additional asset of the Issuer which is subordinate to the Lien against such asset of the Issuer in favor or for the benefit of the Senior Creditor.

     "Severance Taxes" means taxes imposed on the Issuer or such production at the time Hydrocarbons are produced from a well situated on any of the Leases or on lands pooled therewith which are based on or measured by the amount or value of such Hydrocarbon production allocable to the Properties.

     "Subsidiary" means for any Person any corporation of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned, directly or indirectly, by such Person and/or one or more of its subsidiaries.

     "Swap Agreement" means any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement related to Hydrocarbons or any option with respect to such transaction, as more specifically provided in those certain master swap agreements on International Swap Dealers Association forms and the schedules thereto and any confirmations thereunder which the Issuer enters into with or through the Purchaser of even date herewith and any other confirmations which the Issuer may hereafter enter into with or through the Purchaser.

     "Swap Settlement Payables" means any settlement amounts payable by the Issuer under the terms of any executed Swap Agreement.

     "Swap Settlement Proceeds" means any settlement amounts paid to the Issuer under the terms of any executed Swap Agreement.

     "Tax Claim" means any claim by a taxing authority that the Issuer owes any amount of taxes of any kind other than claims for Severance Taxes and Property Taxes.

     "Title Opinions" means those certain title opinions addressed to the Issuer and the Purchaser and dated on or prior to the Closing Date, as the same may be or are required to be updated under this Agreement, covering all of the Properties.

     "Transaction Documents" means this Agreement, the Note, the Mortgage, the Deed of Trust, the Security Agreement, the Collateral Assignment of Contract Rights, all other Security Documents, the Gas Purchase and Sale Agreement, the Swap Agreement, and all other agreements or instruments now, heretofore or hereafter delivered by the Issuer to the Purchaser in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations.

     "Unit" means a pooled unit or proration unit as designated by an effective designation of unit, proration unit plan, or other instrument of similar impact properly filed with the appropriate governmental authority.

     "Unmatured Event of Default" means any event or condition which would, with the giving of any requisite notices and/or the passage of any requisite periods of time, constitute an Event of Default.

     "Update Report" means, unless specifically denoted otherwise, the petroleum engineering report defined in Section 7.1(f) hereof.

     "Working Interest" and "WI" have the respective meanings given such terms in the Mortgage or the Deed of Trust, as the case may be.

     Section 1.2 Exhibits and Schedules. All exhibits and schedules attached to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

     Section 1.3 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document; provided, that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

     Section 1.4 References and Titles. All references in this Agreement to exhibits, schedules, articles, sections, subsections and other subdivisions refer to the exhibits, schedules, articles, sections, subsections and other subdivisions of this Agreement unless otherwise expressly provided. Section and subdivision headings are for convenience only, do not constitute any part of such sections or subdivisions and shall be disregarded in construing the language contained in such sections or subdivisions. The words "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular sections or subdivisions unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     Section 1.5 Calculations and Determinations. All calculations pursuant to the Transaction Documents of fees and of interest shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as the case may be. Unless otherwise expressly provided herein or the Purchaser otherwise consents in writing, all financial statements and reports to be furnished to the Purchaser under the Transaction Documents shall be prepared and all financial computations and determinations made pursuant to the Transaction Documents, and with respect to the financial statements, shall be made in accordance with GAAP.


                        ARTICLE II   Purchase and Sale

     Section 2.1 Purchase and Sale. In accordance with the terms and subject to the conditions set forth herein, at the Closing the Issuer shall sell to the Purchaser, and the Purchaser shall purchase the Issuer's promissory note in the original face amount of Thirty-One Million, Two Hundred Fifty Thousand and No/100 Dollars ($31,250,000.00) in the form attached to this Agreement as Exhibit "B" (the "Note") for a purchase price of Thirty Million and No/100 Dollars ($30,000,000.00). The Interest Rate on the Indebtedness evidenced by such Note shall be as specified therein. The Purchase Price shall be advanced to the Issuer in U.S. Dollars by wire transfer. The Note shall be secured by the Mortgage, the Deed of Trust, and the other Security Documents executed and delivered by the Issuer to or for the benefit of the Purchaser. During the period from the Closing until July 25, 2002, the Issuer shall have the right to offer for sale to the Purchaser and the Purchaser shall have the right to purchase from the Issuer (but neither shall be obligated to do so) the Issuer's additional promissory note(s) in the aggregate original face amount(s) of up to Three Million, Seventy Thousand and No/100 Dollars ($3,070,000.00) in substantially the form attached to this Agreement as Exhibit "B," but dated as of the date of the purchase and sale of such Note. References in this Agreement to the Note shall mean, individually and collectively, not only the Note sold by the Issuer to the Purchaser at Closing, but each Note subsequently sold by the Issuer to the Purchaser pursuant to this Section 2.1.

     Section 2.2 Use of Proceeds. All proceeds of the Purchase Price advanced by the Purchaser to the Issuer pursuant to Section 2.1 shall be used by the Issuer solely for the acquisition and development of oil and gas properties, payment of expenses and fees pursuant to the Transaction Documents, and general working capital needs.

     Section 2.3 Payment of the Note. Interest on the outstanding balance of the Indebtedness evidenced by the Note shall accrue at the Interest Rate, and it shall be compounded monthly. Accrued, unpaid interest shall be paid by the Issuer to the Purchaser on each Payment Date. In the absence of any Event of Default and except as provided in Section 2.6, no repayment of the outstanding principal balance of the Indebtedness evidenced by the Note shall be required until the Redemption Date, whereupon the entire, unpaid principal balance of the Indebtedness evidenced by the Note and all accrued, unpaid interest thereon shall be payable in full.

     Section 2.4 Prepayment of the Note. The Issuer may not prepay the Note, in whole or in part, without the Purchaser's advance written consent, which consent shall not be unreasonably withheld or delayed. Any principal prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Transaction Documents at the time of such prepayment; provided, however, that the Issuer will bear responsibility for the resulting Swap Settlement Payables associated with any Swap Agreements that must be terminated as the result of such prepayment. With respect to any Swap Agreements that are not terminated as the result of such prepayment and which the Issuer elects to maintain in effect, notwithstanding the prepayment of the Note, so long as any Swap Agreements remain outstanding, the Security Documents shall remain in force and effect (and shall be promptly amended by the Issuer and the Purchaser to the extent necessary) to secure the Issuer's obligation to pay any Swap Settlement Payables associated with such Swap Agreements. Similarly, in the event of any such prepayment after which any Swap Agreement remains outstanding, the Issuer shall be entitled to receive and retain any Swap Settlement Proceeds associated with the relevant Swap Agreement, subject to the terms of any applicable Security Documents.

     Section 2.5 Payment Premium. In addition to the obligation of the Issuer to repay the amount of the Indebtedness evidenced by the Note and to pay interest, expenses, and other fees in accordance with applicable provisions of this Agreement, the Issuer shall pay to the Purchaser, at such time as any principal amount of the Indebtedness evidenced by the Note is repaid to the Purchaser, the following additional fee (the "Repayment Premium"):

                                                                                   Repayment Premium
                                                                                  (percentage of the
                                                                               principal amount paid or
    Cause/Purpose of Payment                Timing of Payment                          payable)
    ------------------------                -----------------                  ------------------------
Scheduled payment at maturity              June 29, 2005                                 16.5%

Payment made at the option of              On or before June 29, 2002                     8.0%
 the Issuer pursuant to Section 2.4

Payment made at the option of              After June 29, 2002 and on or                 10.0%
 the Issuer pursuant to Section 2.4        before June 29, 2003

Payment made at the option of              After June 29, 2003 and on or                 12.5%
 the Issuer pursuant to Section 2.4        before June 29, 2004

Payment made at the option of              After June 29, 2004                           16.5%
 the Issuer pursuant to Section 2.4

                                                                                   Repayment Premium
                                                                                  (percentage of the
                                                                               principal amount paid or
    Cause/Purpose of Payment                Timing of Payment                          payable)
    ------------------------                -----------------                  ------------------------
Payment required by Section 2.6            On or before June 29, 2002, if                 4.5%
                                           made timely pursuant to Section 2.6

Payment required by Section 2.6            After June 29, 2002 and on or                  8.5%
                                           before June 29, 2003, if made
                                           timely pursuant to Section 2.6

Payment required by Section 2.6            After June 29, 2003 and on or                 12.5%
                                           before June 29, 2004, if made
                                           timely pursuant to Section 2.6

Payment required by Section 2.6            After June 29, 2004, if made                  16.5%
                                           timely pursuant to Section 2.6

Payment required by Section 2.6            Payment not timely made when due              16.5%

Payment demanded by Purchaser              At any and all times                          16.5%
 pursuant to Article X

     Section 2.6 Redetermination of Available Credit Capacity and Resulting Payment Obligations. At least once every six months, based on the Reserve Reports provided by the Issuer to the Purchaser pursuant to Section 7.1(f), and at any time that the Senior Creditor notifies the Issuer of a redetermination of the Borrowing Base that supports the Senior Debt (a copy of which notification the Issuer shall promptly provide to the Purchaser), the Purchaser shall have the right to make a redetermination of the maximum Indebtedness evidenced by the Note that the Purchaser considers to be adequately secured by the Collateral, applying the Purchaser's then-current credit criteria and taking to consideration the maximum amount of Senior Debt that is secured by the Collateral (the amount so determined being hereinafter called the "Available Credit Capacity"). If the Purchaser determines at any time that the Available Credit Capacity is less than the outstanding balance of the Issuer's Obligations to the Purchaser (the amount of such difference being herein called a "Overadvance") then if payment of such Overadvance by the Issuer to the Purchaser is either permitted under the terms of the Intercreditor Agreement or is consented to by the Senior Creditor, the Purchaser shall have the right to require the Issuer to repay the amount of the Overadvance by sending written notice of such election to the Issuer. Within ten (10) days after the receipt of any such notice from the Purchaser, the Issuer shall pay the full amount of any such Overadvance to the Purchaser. If the Issuer's payment of such Overadvance is not permitted by the terms of the Intercreditor Agreement and has not otherwise been consented to by the Senior Creditor, then the Purchaser shall have the right to require the Issuer to repay to the Senior Creditor so much of the outstanding balance of the Senior Debt as is necessary, based on Purchaser's determination of the Available Credit Capacity in the manner provided above in this Section 2.6, to result in the Available Credit Capacity under this Agreement equaling the outstanding principal balance of the Indebtedness evidenced by Note, by sending written notice of such election to the Issuer. Within ten (10) days after receipt of such notice from the Purchaser, the Issuer shall repay to the Senior Creditor the amount of principal of the Senior Debt that is specified in the Purchaser's notice (the "Senior Debt Repayment Amount"). If the Issuer is required by the Purchaser to pay the Senior Debt Repayment Amount, the Issuer agrees that it shall not thereafter, without the Purchaser's prior written consent, borrow or reborrow any additional funds or accept any additional advances from the Senior Creditor that would cause the outstanding principal balance of the Senior Debt to be greater than the maximum permissible balance of Senior Debt specified by the Purchaser in its notice to the Issuer regarding the Senior Debt Repayment Amount.


                             ARTICLE III  Security

     Section 3.1 Security. The Obligations will be secured by Liens against the Collateral which are expressly subordinate and junior to the Senior Liens as set forth in the various Security Documents concurrently or hereafter delivered by the Issuer, including an Act of Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement (the "Mortgage") executed by the Issuer in favor of the Purchaser and a Deed of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement (the "Deed of Trust") covering, collectively, the Properties, each in form and substance mutually satisfactory to the Purchaser and the Issuer. Pursuant to certain of the Transaction Documents, the Issuer will grant to the Purchaser a mortgage lien on and a perfected security interest in the Collateral, which shall be subject to the terms of the Intercreditor Agreement and Permitted Encumbrances.

     Section 3.2 Perfection and Protection of Security Interests and Liens. The Issuer will from time to time deliver to the Purchaser any security agreements, financing statements, continuation statements, extension agreements, amendments, confirmations and other documents, properly completed and executed (and acknowledged when required) by the Issuer in form and substance mutually satisfactory to the Purchaser and the Issuer, which the Purchaser reasonably requests for the purpose of perfecting, confirming, protecting or establishing the priority of any Liens or other rights in the Collateral securing any Obligations.

     Section 3.3 Release of Collateral. Upon the payment and performance in full by the Issuer of all Obligations under the Transaction Documents, the Purchaser shall deliver or cause to be delivered to the Issuer, at the Issuer's expense, releases and satisfactions of all financing statements, mortgages and other registrations of security with respect to the Collateral and the Issuer shall deliver to the Purchaser a general release of all of the Purchaser's liabilities and obligations under the Transaction Documents, and an acknowledgment that the same have been terminated.

                  ARTICLE IV   Representations and Warranties

     Section 4.1 Representations and Warranties of the Issuer. To confirm the Purchaser's understanding concerning the Issuer and the Issuer's businesses, properties and obligations, and to induce the Purchaser to enter into this Agreement and to purchase the Note, the Issuer represents and warrants to the Purchaser that:

          (a) No Default. No event has occurred and is continuing which would constitute an Event of Default or an Unmatured Event of Default.

          (b) Organization and Good Standing. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of Texas, having all powers necessary to carry on its businesses and to enter into and consummate the transactions contemplated by the Transaction Documents. The Issuer is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary or desirable and the failure to be so qualified could reasonably be expected to have an Adverse Effect. The Issuer is qualified under applicable Minerals Management Service regulations to act as Operator of the Leases.

          (c) Capitalization; Compliance with Security Laws. To the knowledge of the Issuer after due inquiry, the stockholders of the Issuer who own, as of the effective date of this Agreement, greater than 5.0% of the issued and outstanding common stock of the Issuer consist exclusively of those Persons listed on Schedule 4.1(c) attached hereto. The Issuer is not subject to any agreement under which there may become outstanding, nor are there currently outstanding, any rights to purchase, or securities convertible into or exchangeable for, any stock of the Issuer including, but not limited to, options, warrants or rights that are not terminable at the Issuer's will or outstanding under the 1998 Stock Option Plan or the 2000 Stock Plan of the Issuer, other than in favor of a party listed in Schedule 4.1(c). Except as disclosed on Schedule 4.1(c) or pursuant to the 1998 Stock Option Plan or the 2000 Stock Plan of the Issuer, the Issuer is under no obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its stock. Except as contemplated by this Agreement or as disclosed on
     Schedule 4.1(c), there are no agreements, understandings, plans or arrangements in existence which require the Issuer to elect any person on its board of directors or otherwise pertain to the distribution rights, voting, sale or transfer of any stock of the Issuer. The Issuer has complied with all applicable federal and state securities laws and has obtained enforceable releases from any Persons who may have had federal or state securities law claims against the Issuer.

          (d) Authorization. The Issuer has taken all actions necessary to authorize the execution and delivery of the Transaction Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Issuer is duly authorized to borrow funds hereunder.

          (e) No Conflicts or Consents. The execution and delivery by the Issuer of the Transaction Documents, the performance of its obligations under the Transaction Documents, and the consummation of the transactions contemplated by the various

     Transaction Documents does not and will not (i) conflict with any provision of (A) any domestic or foreign law, statute, rule or regulation, (B) the Articles of Incorporation or Bylaws of the Issuer, or (C) any agreement, judgment, license, order or permit applicable to or binding upon the Issuer, (ii) result in the acceleration of any Debt owed by the Issuer, or
     (iii) result in or require the creation of any Lien upon any assets or properties of the Issuer except as expressly contemplated in the Transaction Documents. Except as expressly contemplated in the Transaction Documents, no consent, approval, authorization or order of, and no notice to or filing with (other than routine filings of certain of the Security Documents), any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Issuer of any Transaction Document or to consummate any transactions contemplated by the Transaction Documents.

          (f) Enforceable Obligations. This Agreement is, and the other Transaction Documents when executed and delivered by the Issuer will be, legal, valid and binding obligations of the Issuer, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights or by principles of equity applicable to the enforcement of creditors' rights generally.

          (g) Financial Statements. The financial statements of the Issuer provided to the Purchaser in connection with the negotiation of this Agreement present fairly the financial condition of the Issuer as of the dates thereof and the results of operations for the period then ended, and are in accordance with the books and records of the Issuer. Except as disclosed in Schedule 4.1(g), there have been no material transactions other than in the ordinary course of business since the date of such financial statements. As of the date of such financial statements, (i) the Issuer has no material liabilities of any nature (matured or unmatured, fixed or contingent) required to be provided for therein or described in the notes thereto which were not provided for therein or described in the notes thereto, and (ii) all reserves established by the Issuer and set forth therein are adequate for the purposes for which they were established.

          (h) Other Obligations and Restrictions. Except as reflected in the financial statements of the Issuer most recently provided to the Purchaser or as disclosed on Schedule 4.1(h), the Issuer has no outstanding Debt of any kind (including contingent obligations, tax assessments, and forward or long-term commitments), other than Debt under the Transaction Documents and unaccrued plugging and abandonment Obligations, which is material to the Issuer. No Tax Claim or other claim for past due Property Taxes or Severance Taxes exists. The Issuer is not subject to or restricted by any franchise, contract, deed, charter restriction or other instrument or restriction which could reasonably be expected to have an Adverse Effect.

          (i) Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by the Issuer to the Purchaser in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to the Issuer necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. No facts are known to the Issuer that have not been disclosed to the Purchaser in writing which could reasonably be expected to have an Adverse Effect.

          (j) Litigation. There are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of the Issuer threatened, against the Issuer before any federal, state, municipal or other court, department, commission, body, board, bureau, agency or instrumentality, domestic or foreign which could reasonably be expected to have an Adverse Effect, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against the Issuer which could reasonably be expected to have an Adverse Effect.

          (k) ERISA Liabilities. Except as disclosed in Schedule 4.1(k), there are no ERISA Plans with respect to which the Issuer has any fixed or contingent liability, and the Issuer is in compliance with ERISA in all material respects.

          (l) Names and Places of Business. The Issuer has not during the preceding three (3) years had, been known by or used any other corporate, trade or fictitious name. The principal office and principal place of business of the Issuer is set forth in Section 11.3 hereof. Except as disclosed on Schedule 4.1(1), the Issuer does not now have and has not had during the preceding three (3) years any other office or place of business. The Issuer is not and has not engaged in any business or activity other than the acquisition, ownership, operation and development of oil and gas leases and interests therein.

          (m) Unpaid Bills. Except: (i) as disclosed to the Purchaser in
     Schedule 4.1(m), and (ii) bills incurred in the ordinary course of business which are not more than thirty (30) days beyond the date due (or, with respect to any particular vendor, such longer period that is acceptable to such vendor), the Issuer has no knowledge of any unpaid bills with respect to improvements to any of the Collateral which may give rise to mechanic's, materialman's or other similar liens arising by operation of applicable law should such bills remain unpaid.

          (n) Title. Subject to Permitted Encumbrances, (i) the Issuer will have all beneficial rights, title and interest in and to all production from or allocable to the Issuer's interest in the Properties and have the exclusive right to sell the same subject to any right in the owners of royalty interests, overriding royalty interests and other interests payable out of or measured by production of Hydrocarbons to take their interests in kind, and (ii) the Issuer will have good and marketable title to the Properties, the Equipment and to any other Collateral. The Collateral will be owned by the Issuer free and clear of any security interest, lien, encumbrance, mortgage, security agreement or other charge (other than the Senior Liens and other Permitted Encumbrances).

          (o) Affiliates. Except as disclosed in Schedule 4.1(o), the Issuer does not have, as of the Closing Date, any Affiliate or own any stock in any other corporation or association, nor is the Issuer a member of any joint venture or association of any type whatsoever.

          (p) Omissions and Misstatements. To the Issuer's knowledge after due inquiry, all written data, reports and information which the Issuer has supplied to the Purchaser or caused to be supplied by a third party on its behalf in connection with the obtaining of the credit facility provided for in this Agreement or in connection with the business transactions giving rise to the Issuer's seeking such credit are, taken as a whole, complete and accurate in all material respects and contain no material omission or misstatement. The Initial Reserve Report furnished to the Purchaser prior to the execution of this Agreement, to the best of the Issuer's knowledge, was prepared in accordance with customary oil and gas engineering practices and in accordance with the standards promulgated by the Society of Petroleum Engineers. The Initial Reserve Report is based on historical information which, to the best of the Issuer's knowledge, is complete and accurate in all material respects and contains no material omission or misstatement; provided, however, that the Issuer makes no representation or warranty regarding the accuracy of the forecasts, projections or quantity of reserves or productivity thereof reflected by such Initial Reserve Report.

          (q) Holding Company. The Issuer is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          (r) Investment Company. The Issuer is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (s) Environmental and Other Laws. Except as disclosed in Schedule 4.1(s) and except where non-compliance would not reasonably be expected to have an Adverse Effect, (i) the Issuer is conducting its business in compliance with all applicable federal, state or local laws, including Environmental Laws, and has been and is in compliance with any licenses and permits required under any such laws which affect or relate to the Collateral; (ii) none of the operations or properties of the Issuer is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (iii) the Issuer has not filed or received any notice under any federal, state or local law indicating that the Issuer is or may be responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Materials or that any Hazardous Materials has been improperly released, or is or has been improperly stored or disposed of, upon the Properties; and (iv) the Issuer is not aware of contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials, upon the Properties.

          (t) Equipment. Schedule 4.1(t) sets forth the location, as of the date of this Agreement, of all Equipment owned by the Issuer as of such date or to be acquired by the Issuer using proceeds of the Purchase Price.

          (u) Purchasers of Hydrocarbons. All of the Purchasers of Hydrocarbons produced from or allocated to the Properties, and the most recent address of each such

     Persons as shown in the Issuer's records, as of the date of this Agreement, are set forth on Schedule 4.1(u).

          (v) Hydrocarbon Sales and Related Agreements. All agreements in effect on the date of this Agreement that are binding on the Issuer or the Properties and that are not terminable upon 30 days or less notice for the sale, purchase, (including, but not limited to, calls on production and preferential rights to purchase production) gathering, transportation, handling, processing, treating and/or storage of Hydrocarbons are described on Schedule 4.1(v).

          (w) Swap Agreements. All Swap Agreements or other hedge agreements to which the Issuer is a party or by which the Issuer is bound, as of the date of this Agreement, are described on Schedule 4.1(w).

          (x) Employees. The Issuer is not a party to any existing employment agreements, deferred compensation, stock option, bonus, consulting or retirement agreements or plans, or other employee benefit plans of any kind, including, without limitation, any pension or welfare benefit plans with any employee of the Issuer whose employment is not terminable at-will. Except as disclosed on Schedule 4.1(k), Issuer does not maintain nor has it ever maintained an Employee Pension Benefit Plan as defined in Section 3(a) of ERISA, or a multi employer plan as defined in Section 3(37) of ERISA. No employees of the Issuer are represented by any labor union or collective bargaining agreement nor is any union organization effort pending or threatened against the Issuer.

                     ARTICLE V    Notice of Certain Events

     So long as any Obligations are owing to the Purchaser under this Agreement or any other Transaction Documents, the Issuer shall deliver to the Purchaser or notify the Purchaser, as the case may be, of the following items:

     Section 5.1 Notice of Certain Matters. The Issuer shall notify the Purchaser within five (5) Business Days after becoming aware of the existence of any Unmatured Event of Default or Event of Default under this Agreement or after becoming aware of any developments or other information which may have an Adverse Effect, including, without limitation, the following:

          (a) any dispute (including tax liability disputes) that may arise between the Issuer and any governmental regulatory body or law enforcement authority;

          (b) the commencement of any litigation or proceeding affecting the Issuer (whether by the filing of a complaint, service of process or by attachment or arrest of any asset);

          (c) any labor dispute or controversy resulting in or threatening to result in a strike or work stoppage against the Issuer;

          (d) any proposal by any public authority to acquire any assets or business of the Issuer;

          (e) the location of Collateral other than at the places indicated in or as permitted under the Transaction Documents and not in accordance with reasonable and ordinary practice of the Issuer;

          (f) any proposed or actual change of the name, identity or structure of the Issuer;

          (g) any material loss or damage to any of the Issuer's business or operations or to any of the Collateral;

          (h) any environmental situation, circumstance or condition that causes or may cause Section 4.1(s) to be false; or

          (i) any other matter which has resulted or may result in an Adverse Effect. The Issuer shall provide the Purchaser with telephonic and written notice specifying and describing the nature of such Unmatured Event of Default, Event of Default, development or information, and anticipated effect thereof, which notice shall be given as soon as reasonably possible.

     Section 5.2 Other Information. The Issuer shall provide such other information respecting the respective financial condition of the Issuer or any Property or other Collateral as the Purchaser reasonably may request in writing from time to time.


             ARTICLE VI   Special Provisions Relating to Equipment

     Section 6.1 Disposition. Except where any disposition of Equipment, individually or in the aggregate, would have an Adverse Effect and so long as no Unmatured Event of Default or Event or Default shall have occurred and be continuing, the Issuer may dispose of Equipment in accordance with the terms of the applicable Operating Agreements and may dispose of obsolete, broken or worn Equipment, in any case without the Purchaser's consent or prior notice to the Purchaser; provided that the proceeds of any such disposition shall be used to purchase substantially similar Equipment, to purchase other Collateral or used to enhance or develop any Collateral. Following the occurrence and during the continuation of an Event of Default or an Unmatured Event of Default or where any disposition of Equipment, individually or in the aggregate, would have an Adverse Effect, the Issuer may dispose of Equipment in accordance with the terms of the applicable Operating Agreements only with the Purchaser's prior written consent upon ten (10) days' prior written notice to the Purchaser, which consent shall not be unreasonably withheld. All of the records of the Issuer regarding the Equipment shall be available during the Issuer's usual business hours to any officer, employee, agent or representative of the Purchaser following reasonable advance written notice from the Purchaser.

     Section 6.2 Maintenance. The Issuer, acting in accordance with the prudent operator standard, will keep its Equipment in a good state of repair and good operating condition, will make repairs and replacements when and where necessary, will not waste or destroy it or any part thereof, and will not be negligent in the care or use thereof the Issuer shall repair and maintain its Equipment in a manner sufficient to continue the operation of the Properties. The Issuer shall use its Equipment in accordance with law and the manufacturer's instructions.

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

     Section 6.3 Negotiation of Dispositions. Where the Issuer is permitted to dispose of any Equipment under this Agreement or by consent thereto hereafter given by the Purchaser, the Issuer shall do so in an arm's length transaction, in good faith and by obtaining the maximum amount of recovery practicable therefor and without impairing the operating integrity of its remaining Equipment or the Properties.


                     ARTICLE VII  Covenants of the Issuer

     Section 7.1 Affirmative Covenants. The Issuer warrants, covenants and agrees that until full and final repayment of the Obligations and the termination of each of the Transaction Documents, it will comply with the following covenants:

          (a) Payment and Performance. The Issuer will pay all amounts due to the Purchaser under the Transaction Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Transaction Documents.

          (b) Preferential Right To Purchase Hydrocarbons. Subject to those agreements (if any) for the sale of Hydrocarbons which are in effect as of the date hereof and which are identified on Schedule 4.1(v), the Issuer grants to the Purchaser the right, exercisable at any time and from time to time and in accordance with the further provisions of this Section and no less than thirty (30) days prior to the first day of each month, to purchase, in accordance with a form of gas purchase and sale agreement or other agreement mutually satisfactory to the Purchaser and the Issuer (the "Gas Purchase and Sale Agreement"), all or any part of the Hydrocarbons produced from or allocable to the Properties proposed by the Issuer to be committed to an agreement with a term of more than ninety (90) days; provided, however, that the Purchaser shall not be obligated to exercise any such right. The Issuer shall notify the Purchaser in writing of each proposed sale of oil or gas for a term of more than ninety (90) days to a party other than the Purchaser, including all pertinent terms and conditions thereto, as far in advance as reasonably possible. The Purchaser shall then have twenty-four (24) hours after receiving written notice of the pertinent terms and conditions of each such proposed sale in which to notify the Issuer of the Purchaser's election either to exercise or waive its preferential right to purchase under the same terms and conditions. The rights granted to the Purchaser in this Section 7.1(b) may be assigned, in whole or in part, to one or more Affiliates of the Purchaser and shall continue in full force and effect until the later of the full and final payment and performance of all of the Issuer's Obligations or two (2) years from the Closing Date.

          (c) Compliance with Tax Laws. The Issuer shall comply with all federal, state or local laws and regulations regarding the collection, payment and deposit of employee' income, employment, and social security and sales and use taxes and taxes related to royalty payments.

          (d) Books, Financial Statements and Reports. The Issuer will at all times maintain full and accurate books of account and records and a standard system of accounting and will furnish the following statements and reports to the Purchaser at the Issuer's expense:

                (i) As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, complete audited financial statements of the Issuer and its consolidated Subsidiaries, prepared in reasonable detail in accordance with GAAP. These financial statements shall contain a balance sheet as of the end of such Fiscal Year and statements of earnings, of cash flows, and of changes in shareholders equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

                (ii) As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, the Issuer's consolidated balance sheet as of the end of such Fiscal Quarter and statements of the Issuer's consolidated earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments.

                (iii) As and when furnished, copies of all reports and other information provided by any Person (other than the Purchaser) to the Issuer in connection with the Transaction Documents, except such as are subject to attorney-client privilege, attorney work product privilege or any other privilege. The Issuer may arrange for such reports and information to be provided directly to the Purchaser by the Person providing the same to the Issuer.

                (iv) Within ten (10) Business Days after the end of each Fiscal Quarter, a report setting forth any change in the list of Purchasers of Hydrocarbons listed on Schedule 4.1(u).

                (v) With each delivery of financial statements pursuant to clauses (i) and (ii) of this Section 7.1(d), a completed Compliance Certificate, provided that the Purchaser shall have the right to make any good faith recalculation of any ratio or ratios or other information set forth in any such Compliance Certificate, at any time and from time to time, and such recalculations, so long as made in good faith, shall be conclusive as between the Issuer and the Purchaser.

          (e) Other Information and Inspections. The Issuer will furnish to the Purchaser any information which the Purchaser may from time to time reasonably request in writing concerning any covenant, provision or condition of the Transaction Documents or any matter in connection with the Issuer's assets, business and/or operations (other than geological, geophysical and other technical data relating to assets other than the Properties). The Issuer will permit representatives appointed by the Purchaser (including independent accountants, agents, attorneys, appraisers and any other Persons), at the risk and expense of the Purchaser or such representatives, to visit and inspect, during reasonable business hours and upon reasonable prior written notice, its books of account and other books and records relating to the Properties and other Collateral, and any facilities or other business assets relating to the Collateral, and to make photocopies and/or photographs thereof, and to write down and record any information such representatives obtain, and the Issuer shall permit the Purchaser or its representatives to investigate and verify the accuracy of the information furnished to the Purchaser in connection with the Transaction Documents and to discuss all such matters with its officers, employees and representatives. In addition, the Issuer will permit any such representatives appointed by the Purchaser, at the risk and expense of the Purchaser or such representatives, to visit and inspect, during reasonable hours and upon similar advance written notice, the Properties and other Collateral. The Purchaser agrees that it will take all reasonable steps to keep confidential any proprietary information given to it by the Issuer; provided, however, that this restriction shall not apply to information which (i) is at the time in question publicly available, (ii) is required to be disclosed by law or by any order, rule or regulation (whether valid or invalid) of any court or governmental agency, or authority, (iii) is disclosed to the Purchaser's Affiliates, auditors, attorneys, Purchasers or agents, or (iv) is disclosed in the course of the defense or enforcement of the Transaction Documents or the defense or enforcement of the Purchaser's exercise of its rights thereunder, provided that with respect to information finished to Persons identified in clause (iii) (except when furnished pursuant to clause (iv)) such Person shall be subject to the foregoing confidentiality obligations applicable to the Purchaser.

          (f) Reserve Reports. On or before each March 31 after the Closing Date until the Redemption Date, the Issuer shall cause the preparation and delivery to the Purchaser of petroleum engineering reports, in a form reasonably satisfactory to the Purchaser, relating to the Properties and prepared as of the preceding December 31 (collectively, the "Reserve Reports" and individually, a "Reserve Report"). On or before each September 30 after the Closing Date until the Loan Terminate Date, the Issuer shall cause the preparation and delivery to the Purchaser of a semi-annual update of the preceding annual Reserve Report (or in the case of the update to be provided on or before September 30, 2001, an update of the Initial Reserve Report), such update to be effective as of the preceding June 30 (collectively, the "Update Reports" and individually, an "Update Report"). Each annual Reserve Report required hereby shall be prepared by Engineers and shall be prepared at the Issuer's sole expense. Each semi-annual Update Report required hereby shall be prepared by or under the supervision of the Issuer's chief petroleum engineer. At the time that the Issuer delivers or causes to be delivered to Purchaser each Reserve Report and each Update Report, the Issuer shall also deliver to the Purchaser a certificate of an authorized officer of the Issuer attesting to facts sufficient to establish whether the Issuer is in compliance with the ratios set forth in Sections 7.1(y) and 7.2(q) and (r). Either party may request additional Reserve Reports. Any additional Reserve Reports shall be prepared by Engineers but at the expense of the requesting party. Each Reserve Report shall set forth updated estimates of Proved Developed Producing Reserves, Proved Developed Non-producing Reserves, Proved Undeveloped Reserves, projected production profiles and overall economics of the Properties. Each Reserve Report and Update Report will be based on the following assumptions:

                (i) Hydrocarbon pricing used will be determined by the Purchaser, in its sole discretion, using the parameters set forth on
          Schedule 7.1(f)(i) attached hereto.

                (ii) Operating Expenses and production taxes will be derived by the Engineers who prepare such report from the Operator's best estimate and historical Operating Expenses.

                (iii) If within 30 days after the receipt of any Reserve Report or Update Report the Purchaser sends written notice to the Issuer of any objections that the Purchaser has to the methodology or assumptions used in preparing such Reserve Report or Update Report or with respect to the Operating Expenses or production taxes utilized therein, the Issuer shall cause the Engineers in the case of a Reserve Report or the Issuer's chief petroleum engineer in the case of an Update Report to make such modifications to the Reserve Report or Update Report as the Purchaser may reasonably request, and to resubmit such modified Reserve Report or Update Report within 30 days after the Purchaser's request.

                (iv) Notwithstanding subsections (i), (ii) and (iii) above, any estimations of Proved Reserves in any Reserve Report or Update Report are subject to good faith modification by the Purchaser, in it sole discretion, at any time and from time to time, based on information available to the Purchaser and, so long as made in good faith, such modifications shall be conclusive as between the Issuer and the Purchaser.

          (g) Notice of Investigations or Proceedings. The Issuer shall give the Purchaser prompt written notice of any proceeding at law or in equity against the Issuer, or any investigation or proceeding before or by any administrative or governmental agency relating to the Issuer or any of the Collateral if, in any case, such could reasonably be expected to have an Adverse Effect.

          (h) Notice of Damage to Collateral. The Issuer shall give the Purchaser prompt written notice of any destruction or substantial damage to any material portion of the Collateral and of the occurrence of any condition or event which has caused, or may cause, material loss or depreciation in the value of any property subject to the Purchaser's Liens or the Mortgage.

          (i) Maintenance of Licenses. The Issuer shall maintain all licenses, permits, charters and registrations which are required for the conduct of its business and where the failure to have such could reasonably be expected to have an Adverse Effect.

          (j) Maintenance of Rights. The Issuer will maintain, preserve, protect and keep all of its contractual and property rights with respect to the Collateral, other than those released to the Purchaser in connection with the Transaction Documents, and will not waive, amend or release any such rights, except when to do so could not reasonably be expected to have an Adverse Effect.

          (k) Maintenance of Existence and Qualifications. The Issuer will maintain and preserve its corporate existence and its rights and franchises in full force and effect and will qualify and/or remain qualified to do business as a foreign corporation in all states or jurisdictions where required by applicable law and the failure to do so could reasonably be expected to have an Adverse Effect.

          (l) Payment of Taxes and Trade Debt. Except to the extent being contested in good faith, the Issuer will (i) timely pay all taxes, assessments and other governmental charges or levies imposed upon it or upon its income, profits or property; (ii) within thirty (30) days after the same becomes due (or, with respect to any vendor within such longer period as is acceptable to such vendor) pay all Debt (other than the Obligations) owed by it; and (iii) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with GAAP.

          (m) Creditors. The Issuer shall notify the Purchaser promptly if the Issuer fails to make any payment to lessors, suppliers, vendors, owners of royalty interest, tax authorities or other Persons, where such nonpayment could reasonably be expected to result in any Lien, other than a Permitted Encumbrance, against any item of Collateral or otherwise have an Adverse Effect. At any time such notification is due, the Issuer shall also provide the Purchaser with a statement showing the identity of such creditors, the amount due to each and the date each payment was due.

          (n) Interest. The Issuer hereby promises to pay interest to the Purchaser pursuant to the terms and at the rate stated in the Note on all Obligations (including Obligations to pay fees or to reimburse or indemnify the Purchaser) after such Obligations become due. The Issuer further agrees that any interest which has accrued and is not paid when due shall be added to and become part of the Indebtedness evidenced by the Note.

          (o) Compliance with Agreements and Law. The Issuer will perform all material obligations it is required to perform under the terms of the Transaction Documents. The Issuer will conduct its business and affairs in compliance with all laws, regulations and orders applicable thereto, including Environmental Laws, except where the failure to do so would not have an Adverse Effect.

          (p) Insurance. The Issuer shall keep or cause to be kept all of the Mortgaged Properties (as that term is defined in the Mortgage) that are fixtures or personal property insured by insurance companies having a rating no lower than "A+ VIII" by A.M. Best Company or otherwise acceptable to the Purchaser against loss or damage by fire or other risk usually insured against by owners or users of similar properties in similar businesses under extended coverage endorsement and against theft, burglary and pilferage, in amounts in accordance with industry standards. The Issuer shall deliver to the Purchaser certificates of insurance at the time of execution hereof, and on or before the renewal date of each such policy of insurance. If and when the Purchaser so requests in writing, the Issuer shall also deliver to the Purchaser copies of the policy or policies of such insurance. All such insurance shall contain endorsements in form satisfactory to the Purchaser showing the Purchaser as an additional party insured as its interest may appear.

     In furtherance of the foregoing, the following types of insurance covering the Collateral and the interest and liabilities incident to the ownership, possession and operation thereof shall be secured by the Issuer:

                (i) Worker's compensation insurance and employer's liability insurance covering the employees of the Issuer engaged in operations contemplated hereunder in compliance with all applicable state and federal law and endorsed to provide all states coverage and occupational disease coverage, as follows:

              Workers Compensation            Statutory
              Employers Liability             $500,000 Each Accident
                                              $500,000 Disease Each Employee

                (ii) Comprehensive general liability insurance with combined single limit of not less than $20,000,000 per occurrence and endorsed to provide coverage for explosion, collapse and underground damage hazards to property of others, contractual liability, products and completed operations, and for damage to underground resources, and accidental pollution, bodily injury and property damage coverage in sufficient amounts to meet umbrella underlying requirements;

                (iii) Excess umbrella liability insurance with a combined single limit of not less than $40,000,000 per occurrence and policy aggregate;

                (iv) Property insurance fully covering the personal property and fixtures subject to this Agreement.

     During the period of the drilling of wells and the construction of any other improvements comprising a part of the Collateral, the Issuer shall, or as applicable, shall cause its contractors or subcontractors to, obtain and maintain well control insurance (including coverage for costs of redrilling) and builder's risk insurance, as applicable, in such form and amounts as the Purchaser may from time to time reasonably request in writing and worker's compensation insurance covering all persons employed by the Issuer or its agents or subcontractors of any tier in connection with any construction affecting the Collateral, including, without limitation, all agents and employees of the Issuer and the Issuer's subcontractors with respect to whom death or bodily injury claims could be asserted against the Issuer.

          (q) Certificates of Insurance. The Issuer shall deliver to the Purchaser valid certificates of all insurance policies and all endorsements thereto which are required hereunder to be obtained and maintained by the Issuer.

          (r) Prudent Operations. The Issuer shall prudently develop, and cause the Properties to be prudently operated and maintained to produce the output from or allocable to such property in a good and workmanlike manner consistent with prudent operator practices to maximize production from or allocable over the productive life thereof.

          (s) Maintenance of Leases. The Issuer shall use commercially reasonable efforts to keep and perform all of the terms, conditions and covenants of the Properties' Leases which are to be kept and performed by the lessee for the benefit of the Purchaser.

          (t) Monthly Reports. The Issuer shall provide the Purchaser with monthly reports by telecopy or e-mail setting forth the quantities, types and specifications of Hydrocarbons produced from or allocable to each of the Properties, in form and substance satisfactory to the Purchaser.

          (u) Legal Fees. The Issuer will pay on or before the Closing Date, all reasonable legal expenses incurred by the Purchaser in connection with this Agreement and the other Transaction Documents; and, thereafter, will reimburse the Purchaser for all reasonable legal expenses incurred in connection with any subsequent amendment, mortgage, extension or renewal of any Transaction Document or the legal expenses attributable to the enforcement of the same.

          (v) Working Capital. The Issuer shall maintain at all times positive working capital, as defined by GAAP; provided that the working capital calculation shall include unused portions of the credit availability under the Senior Debt and exclude, for future periods, mark to market amounts under any Swap Agreements.

          (w) Protection Against Drainage. Until the Obligations have been fully and finally paid and performed, (i) to the extent that Properties are operated by the Issuer, the Issuer shall act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Properties and (ii) to the extent that Properties are not operated by the Issuer, the Issuer shall utilize its property and contractual rights as a prudent owner in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Properties.

          (x) Interest on Purchaser's Third Party Costs, Expenses and Fees. All third-party costs, fees and expenses incurred by the Purchaser for which the Issuer is obligated to pay or reimburse the Purchaser pursuant to the provisions of this Agreement which are not paid on or before the Closing Date shall be payable within 15 days after the Issuer's receipt of an invoice therefor from either the Purchaser or its third-party consultants or vendors and the Issuer shall pay interest at the rate of twelve percent (12%) from the date payable until paid on all such amounts.

          (y) Proved Reserves to Net Debt Ratio. If the Issuer fails at any time to maintain a ratio of the PV 10 of its Proved Reserves to its Net Debt of at least 1.75 to 1, then: (a) the Issuer will within 30 days thereafter implement a commodity price risk management plan (the "Plan") pursuant to which it will hedge its Hydrocarbon price risk exposure through swaps, collars or floors based on daily notional volumes equal to sixty-five percent (65%) of the projected daily production of the Issuer's Proved Developed Producing Reserves for a term of twelve months, and such Plan shall continue to be implemented until such ratio rises above 1.75 to 1.

          (z) Observation Rights. The Issuer shall notify the Purchaser at least forty-five (45) days in advance of the time and place of each annual meeting of shareholders of the Issuer, and the Purchaser shall be entitled to have its designated representative attend and observe each such annual meeting of shareholders that occurs prior to the full and final repayment and performance of the Obligations; provided, however, that following the occurrence and during the continuation of any Event of Default, the Purchaser shall be entitled to designate one observer to attend and observe all aspects of the Issuer's board of directors meetings, other than any portions designated by a majority of the members of the Issuer's board of directors as constituting an "executive session." Following the occurrence and during the continuation of any Event of Default, the Issuer shall provide the Purchaser with at least ten days advance written notice of the time and place of each such board of directors meeting; provided, however, that if the Issuer or any member of its board of directors, acting in accordance with the Issuer's bylaws, determines that a meeting of the Borrower's directors will be called with less than ten days advance written notice, then the Issuer shall provide, or shall cause such director to provide, written notice to the Purchaser of the time and place of such meeting, either simultaneously with any written or oral notice given to the members of the board of directors generally or on the next business day after the party initiating such meeting made the decision to do so, whichever is earlier.

(aa) Purchasers of Production. Issuer shall notify Purchaser promptly of any changes to the list of Persons who purchased Hydrocarbons produced from or allocated to the Properties, as set forth on Schedule 4.1(u) hereto, if, as and when there is any change in the Persons who purchased such Hydrocarbons and, in connection therewith, shall execute and deliver to the Purchaser such additional Letters in Lieu as the Purchaser may reasonably request in writing.

     Section 7.2 Negative Covenants. The Issuer warrants, covenants and agrees that until the full and final repayment of the Obligations and the termination of each of the Transaction Documents:

          (a) Limitation on Sales of Collateral. The Issuer will not sell, transfer, lease, exchange, alienate or dispose of any Collateral or any interest therein, except for the sale of Hydrocarbons in the ordinary course of business and/or other sales to the extent pursuant to or as expressly allowed under this Agreement and the Security Documents encumbering such Collateral.

          (b) Compensation. The Issuer shall not, directly or indirectly, enter into any employment agreement or other arrangement with or for the benefit of an officer, director or employee of the Issuer other than for reasonable compensation for services as an officer, director or employee.

          (c) Limitation on Credit Extensions. Neither the Issuer nor any of its Affiliates will extend credit, make advances or make loans to any Person except in the ordinary course of business.

          (d) Certain Contracts: Amendments. The Issuer shall not amend or permit any amendment to any contract or lease with respect to the Collateral which releases, qualifies, limits, makes contingent or otherwise modifies in a manner reasonably expected to have an Adverse Effect.

          (e) Liabilities. Except as expressly provided herein, the Issuer shall not assume, guaranty, or endorse or otherwise become directly or contingently liable in connection with any other liability of any other Person other than majority owned Affiliates, except for the indemnification contained herein; provided, however, that the foregoing shall not prohibit the endorsement of negotiable instruments for deposit or collection or incurrence of obligations under operating agreements and similar transactions in the ordinary course of business, For the purposes hereof, "guaranty" shall include any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire any obligation or liability of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services in any such case primarily for the purpose of enabling another Person to make payment of any such debt or liability, or to make any payment (whether as a capital contribution, purchase of any equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with Debt or liability of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person's Debt or liability.

          (f) Cancellation of Claims. Without the Purchaser's written consent, prior to the full and final payment and performance of all of the Obligations the Issuer shall not cancel any claims or debts relating to the Properties in excess of a total of $50,000 except for reasonable consideration and in the ordinary course of its business.

          (g) Defaults. Except as previously disclosed to the Purchaser, the Issuer shall not cause a default under any lease, mortgage, deed of trust or lien with respect to the Properties.

          (h) Security Interests and Liens. Subject to the Issuer's right to contest in good faith or cure within 30 days of the filing of any Lien, the Issuer shall not suffer to exist any valid Lien against the Properties or consent to the filing of any financing statements on any of the Collateral, other than the Liens created by the Security Documents and other Permitted Encumbrances.

          (i) Certain Changes. The Issuer shall not transfer its principal office or its registered offices outside of the State of Texas or keep Collateral at any location(s) other than those set forth in Schedule 4.1(t) without prior written notice to the Purchaser and the execution and delivery to the Purchaser of such additional Security Documents as may be reasonably required by the Purchaser in connection therewith.

          (j) Transaction Documents. The Issuer shall not alter, amend or cause the alteration or amendment of any of the Transaction Documents without the prior written consent of the Purchaser.

          (k) Compensation. Issuer shall not, directly or indirectly, enter into any employment agreement or other arrangement with or for the benefit of an officer, director or employee of Issuer other than reasonable compensation for services as an officer, director or employee.

          (l) Acquisition. Except in connection with the formation of any Subsidiary wholly owned by the Issuer, the Issuer shall not acquire or commit or agree to acquire any of the stock, securities or assets of any other Person other than as disclosed in writing to, and approved by, the Purchaser in connection with the Issuer's acquisition of any of the Properties.

          (m) Creation of Subsidiary. The Issuer shall not (i) create any direct or indirect Subsidiary, other than a wholly owned Subsidiary and then only with prior written notice to the Purchaser, or divest itself of any material assets by transferring them to any future Subsidiary or by entering into a partnership, joint venture or similar arrangement, (ii) make any material change in its capital structure, other than through the issuance of equity securities having no mandatory redemption, or (iii) enter into any management contract permitting a third party any management rights with respect to the Issuer's business.

          (n) Amendments to Formation Documents. The Issuer shall not adopt any amendment, modification or waiver of any provision of its Articles of Incorporation, other than in connection with the issuance of equity securities having no mandatory cash redemption.

          (o) Investments. Without the Purchaser's prior written consent, the Issuer will not make, or suffer to exist, any Investment except as permitted in clause (k) and (l) above and Investments in certificates of deposit or other obligations of a bank or trust company having capital, surplus and undivided profits of at least $100,000,000, or obligations of the United States government or any agency thereof.

          (p) Change of Operator. The Issuer shall not resign or be removed as Operator of any of the Properties and shall not take any action to appoint, remove or replace any other Operator without prior written notification to the Purchaser.

          (q) PV 10 of Proved Reserves to Net Debt. The Issuer shall not cause or permit the ratio of the PV 10 of its Proved Reserves to its Net Debt, at any time, to be less than 1.6 to 1.0.

          (r) PV 10 Proved Developed Reserves to Net Debt. The Issuer shall not cause or permit the ratio of the PV 10 of its Proved Developed Reserves to its Net Debt, at any time, to be less than .8 to 1.0.

          (s) Amendment of Senior Debt. With the exception of amendments entered into between the Issuer and the Senior Creditor at or prior to the Closing Date in connection with the Senior Creditor granting its consent to the Issuer's entry into this Agreement and the other Transaction Documents, the Issuer, without advance written consent from the Purchaser, shall not amend any of the agreements and/or other instruments relating to the Senior Debt and/or the Senior Liens in any respect that may reasonably be expected to have an Adverse Effect, including, but not limited to, any amendment that would permit the Issuer to increase the maximum the Senior Debt available to be incurred and owing to the Senior Creditor and the successors and assigns of the Senior Creditor.

         ARTICLE VIII   Further Rights of the Purchaser and the Issuer

     Section 8.1 Maintenance of Security Interests. Until the Obligations are repaid in full, the Issuer, at its own expense, shall do all things and shall deliver all instruments reasonably requested by the Purchaser in writing to protect or perfect any security interest, mortgage or lien given hereunder or under any Security Documents, including, without limitation, financing statements under the Uniform Commercial Code. The Issuer hereby authorizes the Purchaser, during the continuation of any Event of Default, to appoint such Person or Persons as the Purchaser may designate as its attorney-in-fact to: (a) complete any blanks contained in any Letter in Lieu delivered by the Issuer and sign the Issuer's name to any additional Letters in Lieu, (b) endorse the name of the Issuer on any checks, notes, drafts or other forms of payment or security that may rightfully come into the possession of either the Purchaser or any Affiliate of the Purchaser, (c) sign the Issuer's name on invoices or bills of lading, drafts against customers, notices of assignment verifications and schedules that relate exclusively to the Collateral and (d) generally, do all things necessary to carry out this Agreement and the Security Documents to the extent required of the Issuer pursuant to this Section 8.1 and Section 11.10. The powers granted herein, being coupled with an interest, are irrevocable so long as any Obligations are outstanding. Neither the Purchaser nor the attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not malicious or grossly negligent. Upon payment and performance of all Obligations of the Issuer to the Purchaser, such power of attorney will become null and void. The Purchaser agrees that none of the Letters in Lieu provided by the Issuer pursuant to this Agreement will be sent to the addressees thereof unless an Event of Default has occurred and is continuing, at which time the Purchaser may, at its option and in addition to the exercise of any of its other rights and remedies, but recognizing the prior right of the Senior Creditor under the documentation of the Senior Debt (including, but not limited to, the documentation establishing the Senior Liens), send any or all of such Letters in Lieu.

     Section 8.2 Performance of Obligations. In the event that the Issuer fails to purchase or maintain insurance in accordance with the requirements of this Agreement or to pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any Lien prohibited hereby shall not be paid in full or discharged, or in the event that the Issuer shall fail to perform or comply with any other covenant, promise or Obligation to the Purchaser hereunder or under any Transaction Document, which failure may reasonably be expected to cause an Adverse Effect the Purchaser may, following written notice to the Issuer affording the Issuer ten (10) days after the date of such notice to cure the relevant circumstance, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of the Issuer, and all monies so paid by the Purchaser, including, without limitation, reasonable attorneys' fees and disbursements, shall, at the Purchaser's option, be treated as an additional Obligation of the Issuer to the Purchaser hereunder and under the other Transaction

Documents. If the Purchaser has attempted to send the notice required hereby but as the result of inadvertence not constituting gross negligence or willful misconduct, such notice is improperly addressed or is not timely delivered, the failure of the Issuer to have timely received such notice shall not in any way prohibit or otherwise limit the exercise by the Purchaser of its rights under this Section.

     Section 8.3 Removal and Appointment of Operator. Upon the occurrence and during the continuation of an Event of Default, the Purchaser shall, in its reasonable discretion, have the right to approve or disapprove any action taken by the Issuer to appoint, remove or replace the Operator of any of the Properties.

     Section 8.4 Set-Off Rights. Upon the occurrence and during the continuation of an Event of Default, the Purchaser shall have the right to set-off and apply against the Obligations in such manner as the Purchaser may determine, upon written notice at any time to the Issuer, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Purchaser or any depositary to the Issuer whether or not the Obligations are then due, except there shall not be such right against any amounts owing to third-party working interest and royalty interest holders of which the Purchaser shall have been notified. the Purchaser shall provide notice to the Issuer not later than five (5) days following any application of such funds.


                  ARTICLE IX   Closing; Conditions to Closing

     Section 9.1 Closing. Subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") occurred at the offices of Porter & Hedges. L.L.P. in Houston, Texas, effective on June 29, 2001. The date on which Closing actually occurred is referred to herein as the "Closing Date."

     Section 9.2 Conditions to Closing. As conditions precedent to Purchaser's purchase of the Note, the Issuer shall deliver to the Purchaser (except as otherwise provided below) the following documents duly executed and in form and substance satisfactory to the Purchaser:

          (a) the Note, and multiple counterparts of this Agreement dated effective as of the Closing;

          (b) a certificate of the secretary or assistant secretary of the Issuer dated the Closing Date, certifying the incumbency of its officers executing this Agreement and any other documents required hereby and certifying resolutions adopted by the board of directors of the Issuer authorizing the Issuer's execution and delivery of this Agreement, the Note, the Mortgage, the Deed of Trust, the Security Agreement, the Collateral Assignment of Contract Rights, and all other documents and instruments contemplated by this Agreement;

          (c) a certificate of the president or a vice president of the Issuer dated the Closing Date certifying the truth and accuracy of the representations and warranties of the Issuer set forth in this Agreement and the Issuer's performance and compliance with all agreements and covenants required by this Agreement to be performed or complied with prior to the purchase and sale of the Note;

          (d) a copy of the Articles of Incorporation of the Issuer certified by the Secretary of State of the State of Texas and a copy of its bylaws certified by the secretary or an assistant secretary of the Issuer;

          (e) certificates, as of the most recent dates practicable, of the Secretary of State of the State of Texas attesting to the Issuer's existence, and from the appropriate governmental authority of each state in which the Issuer is qualified to do business as a foreign corporation attesting to such qualification, and from the office of the comptroller of public accounts, department of revenue or taxation, or other appropriate governmental authority of each of the foregoing states, attesting to the good standing of the Issuer;

          (f) the Mortgage dated effective as of the Closing and in as many counterparts as the Purchaser may require;

          (g) the Deed of Trust dated effective as of the Closing and in as many counterparts as the Purchaser may require;

          (h) Letters in Lieu in as many counterparts as the Purchaser may require;

          (i) U.C.C.-1 financing statements to be filed under the Uniform Commercial Code;

          (j)  a Swap Agreement, if requested by the Purchaser;

          (k)  the Security Agreement;

          (l)  the Gas Purchase and Sale Agreement;

          (m)  the Collateral Assignment of Contract Rights;

          (n) the written opinion of the Issuer's counsel dated the Closing Date and addressed to the Purchaser in form and substance satisfactory to the Purchaser;

          (o) evidence that the Issuer has obtained insurance in accordance with Sections 7.1(p) and (q) hereof,

          (p)  the Initial Reserve Report;

          (q) Title Opinions or other evidence satisfactory to the Purchaser establishing that the Issuer has Defensible Title to the Properties, subject only to Permitted Encumbrances;

          (r) the results of Uniform Commercial Code searches showing all financing statements and other documents or instruments on file against the Issuer, in the Offices of the Secretaries of State of the State of Texas and Louisiana and in the counties or parishes in which the Properties are deemed to be located for recording purposes, such search to be as of a date no more than ten days prior to the date of the advance of the Purchase Price;

          (s) any and all fees required under this Agreement as of the Closing Date are paid in full; and

          (t) such other documents and instruments as the Purchaser may reasonably request.

     Section 9.3 Further Conditions Precedent to Funding. Further to the foregoing, the Purchaser shall not be obligated to purchase the Note unless the following conditions precedent have been satisfied.

          (a) there is no Event of Default, Unmatured Event of Default or Tax Claim under this Agreement, the Mortgage, the Deed of Trust or any other Transaction Document;

          (b) all of the Issuer's representations and warranties made in any Transaction Document shall be true and correct as if made on the date of such advance (except to the extent that the facts upon which such representation are based have been changed by the extension of credit hereunder);

          (c) the Issuer shall have performed and complied with all agreements and conditions in the Transaction Documents which are required to be performed or complied with by it on or prior to the Closing Date;

          (d) no law, regulation, order, judgment or decree of any governmental authority is in effect or pending which shall enjoin, prohibit or restrain such loan or impose, or result in the imposition of, any adverse condition upon the Purchaser;

          (e) the Purchaser shall have received all documents and instruments which the Purchaser has then reasonably requested as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by the Issuer in any Transaction Document, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to the Purchaser (in reasonable exercise of its discretion) in form, substance, and date;

          (f) the Purchaser shall have received satisfactory due diligence analysis including, but not limited to, financial and operational data, title and environmental review, all such data to be provided by the Issuer; and

          (g) the Purchaser shall have received satisfactory information regarding existing gas sales and oil sales with respect to production of Hydrocarbons from or allocable to the Properties, which will include, for gas sales on a well-by-well basis, where applicable, transportation costs, gathering costs, processing costs, gas strewn heating content, then-current market prices for gas of similar quality and copies of existing sales contracts and for oil sales, individual well specific gravity of produced oil, transportation costs, sulfur content, purchase bonuses, then-current market prices for oil of similar quality, and copies of existing sales contracts.

                  ARTICLE X    Events of Default and Remedies

     Section 10.1 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

          (a) the Issuer fails to pay any Obligation for principal or interest owing under the Note when the same is due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

          (b) any Transaction Document at any time ceases to be valid, binding and enforceable against the Issuer for any reason other than its release or subordination made with the consent of the Purchaser, and such cessation is not remedied in full within fifteen (15) days after the Issuer receives written notice thereof;

          (c) any "Event of Default," as defined in the Mortgage or the Deed of Trust (other than an event which is referred to in subsection (a) or (b) of this Section 10.1), occurs under the Mortgage, or the Deed of Trust and the same is not remedied within the applicable period of grace (if any) provided in the Mortgage or the Deed of Trust;

          (d) the Issuer fails (other than as referred to in subsections (a) through (c) of this Section 10.1) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Transaction Document and such failure is not remedied within 30 days of the time at which the Issuer receives written notice from the Purchaser or otherwise knows or should have known of such failure;

          (e) any representation or warranty previously, presently or hereafter made in writing by or on behalf of the Issuer in connection with any Transaction Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

          (f) any Lien against any of the Properties resulting from a Tax Claim for $500,000 or more is asserted against the Issuer and such Tax Claim is not withdrawn, formally disputed in good faith, or otherwise disposed of within 30 days thereafter;

          (g) subject to Permitted Encumbrances, and except for such resulting from any failure by the Purchaser to duly file applicable Security Documents executed and delivered by the Issuer or applicable UCC-3 continuation filings not required to be executed by the Issuer, the Purchaser shall at any time not have a perfected first priority security interest and/or Lien on all or any part of the Collateral;

          (h) the Issuer's Working Interest and/or Net Revenue Interest constituting any Property is decreased from those set forth in Exhibit A to the Mortgage or the Deed of

     Trust, as the case may be, other than pursuant to a Permitted Encumbrance or with the prior written consent of the Purchaser;

          (i)  the Issuer:

                (A) has entered against it a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of 90 days; or

                (B) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

                (C) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by or acquiesced to by it; or

                (D) suffers the entry against it of one or more final judgments for the payment of money in excess of $1,000,000 in the aggregate, unless the same is covered by insurance or is discharged within 30 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

                (E) suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within 60 days after the entry or levy thereof or after any stay is vacated or set aside; or

                (F) fails to pay any Indebtedness in excess of $500,000.00 relating to the Properties (other than Indebtedness hereunder) or any interest or premium thereon when due (whether at scheduled maturity or by acceleration, demand or otherwise) and such failure shall continue after any applicable grace period specified in the agreement or instrument relating to such Indebtedness or any other event shall occur and continue after any applicable grace period specified in such agreement or instrument, if the effect of such default or event is to accelerate or permit the acceleration of, the maturity of such Indebtedness (in excess of $500,000.00), or if, as the result of such a default, any such Indebtedness (in excess of $500,000.00) shall be declared to be due and payable, or is required to be prepaid, prior to the stated maturity thereof; or

          (j) two or more of T. Paul Bulmahn, Al Reese and Gerald W. Schlief cease to be involved actively in the management of the Issuer.

     Section 10.2  Acceleration.

          (a) Automatic Acceleration. Upon the occurrence of an Event of Default described in subsection (i)(A), (i)(B) or (i)(C) of Section 10.1, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Issuer and each obligor who at any time ratifies or approves this Agreement. After any acceleration under this subsection, any obligation of the Purchaser, if any, to make any advances of any kind under any Transaction Document shall at the option of the Purchaser be permanently terminated.

          (b) Partial Acceleration. Upon the occurrence and during the continuance of any Event of Default described in subsection (a), (c), (d) or (e) of Section 10.1 with respect to any Obligation owing or Transaction Document executed in connection therewith, the Purchaser at any time and from time to time may declare any and a such Obligations immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Issuer. Upon the Purchaser's acceleration of any or all of the Obligations, it shall use commercially reasonable efforts to give the Issuer reasonably contemporaneous written notice thereof, but any inadvertent error in the timing or manner of giving such notice shall not affect, in any way, the otherwise proper acceleration under the terms of this Agreement of such Obligations.

          (c) Tax Claims. Upon the occurrence and during the continuance of an Event of Default described in subsection (g) of Section 10.1, the Purchaser may at any time and from time to time and without notice to the Issuer, except as may otherwise be required hereunder, declare any or all of the Obligations associated with such Tax Claim (or which the Purchaser in its reasonable discretion believes will be likely to become associated with such Tax Claim or any similar future Tax Claim) immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Issuer. Upon the Purchaser's acceleration of any or all of the Obligations, it shall use commercially reasonable efforts to give the Issuer reasonably contemporaneous written notice thereof, but any inadvertent error in the timing or manner of giving such notice shall not affect, in any way, the otherwise proper acceleration under the terms of this Agreement of such Obligations.

          (d) Other Acceleration. Upon the occurrence and during the continuance of any Event of Default not described in the preceding subsections (a), (b) or (c) of this Section 10.2, the Purchaser may at any time and from time to time and without notice to the Issuer, except as may otherwise be required hereunder, declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Issuer. Upon the Purchaser's acceleration of any or all of the Obligations, it shall use commercially reasonable efforts to give the Issuer reasonably contemporaneous written notice thereof, but any inadvertent error in the timing or manner of giving such notice shall not affect, in any way, the otherwise proper acceleration under the terms of this Agreement of such Obligations.

     Section 10.3 Remedies. If any Event of Default shall occur and be continuing, the Purchaser may protect and enforce its rights under the Transaction Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Transaction Document, and the Purchaser may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon the Purchaser under the Transaction Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Transaction Documents or at law or in equity.

     Section 10.4 Indemnity. Except to the extent expressly provided otherwise in another Transaction Document, the Issuer agrees to indemnify the Purchaser, upon written demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by or asserted against the Purchaser growing out of, resulting from or in any other way associated with any of the Collateral, the Transaction Documents or the transactions and events including the enforcement or defense thereof at any time associated therewith or contemplated therein (including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY THE PURCHASER PROVIDED THAT NO PERSON SHALL BE ENTITLED UNDER THIS SECTION TO RECEIVE INDEMNIFICATION FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS CAUSED BY SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. As used in this section the term The "Purchaser" shall refer not only to the Person designated as such in Section 1.1, but also to its Purchaser(s) and members and, with respect to each of the foregoing, each director, officer, agent, attorney, employee, representative and Affiliate of such Person.


                          ARTICLE XI   Miscellaneous

     Section 11.1  Waivers and Amendments. Acknowledgments and Admissions.

          (a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by the Purchaser in exercising any right, power or remedy which the Purchaser may have under any of the Transaction Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by the Purchaser of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Transaction Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by the Purchaser, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on the Issuer shall in any case of itself entitle the Issuer to any other or further notice or demand in similar or other circumstances. This Agreement and the other Transaction Documents set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement or the other Transaction Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

          (b) Acknowledgments and Admissions. The Issuer hereby represents, warrants and acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of the Transaction Documents to which it is a party, (ii) it has made independent decisions to enter into this Agreement and the other Transaction Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by the Purchaser, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Transaction Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by the Purchaser to the Issuer as to the Transaction Documents except as expressly set out in this Agreement or in another Transaction Document delivered on or after the date hereof, (iv) the Purchaser owes no fiduciary duty to the Issuer with respect to any Transaction Document or the transactions contemplated thereby, (v) the relationship pursuant to the Transaction Documents between the Issuer, on one hand, and the Purchaser, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Transaction Documents between the Issuer and the Purchaser, (vii) should an Event of Default or Unmatured Event of Default occur or exist the Purchaser will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (viii) without limiting any of the foregoing, the Issuer is not relying upon any representation or covenant by the Purchaser, or any representative thereof, and no such representation or covenant has been made, that the Purchaser will, at the time of an Event of Default or Unmatured Event of Default, or at any other time, waive, negotiate, discuss or take or refrain from taking any action permitted under the Transaction Documents with respect to any such Event of Default or Unmatured Event of Default or any other provision of the Transaction Documents, and (ix) the Purchaser has relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to purchase the Note.

     THIS WRITTEN AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

     Section 11.2 Survival of Agreements: Cumulative Nature. The Purchaser may assign and/or transfer its rights and privileges under the Transaction Documents at any time and from time to time; provided that the Purchaser shall remain liable to perform, or cause to be performed, its obligations to the Issuer under the terms of the Transaction Documents. All of the various representations, warranties, covenants and agreements of the Issuer in the Transaction Documents shall survive the execution and delivery of this Agreement and the other Transaction Documents and the performance hereof and thereof, including the sale and delivery of the Note and the other Transaction Documents, and shall further survive until all of the Obligations are paid in full to the Purchaser and all of the Purchaser's obligations to the Issuer are terminated. The representations, warranties and covenants made by the Issuer in the Transaction Documents, and the rights, powers and privileges granted to the Purchaser in the Transaction Documents, are cumulative, and, except for expressly specified waivers and consents, no Transaction Document shall be construed in the context of another to diminish, nullify or otherwise reduce the benefit to the Purchaser of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Transaction Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Transaction Documents.

     Section 11.3 Notices. All notices, requests, consents, demands and other communications required or permitted under any Transaction Document shall be in writing, unless otherwise specifically provided in such Transaction Document, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy, by delivery service with proof of delivery or by registered or certified United States mail, postage prepaid, (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given
(a) in the case of personal delivery or delivery service, as of the date of delivery at the address and in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail three (3) business days after deposit in the mail.

For mail delivery to:

            ATP Oil and Gas Corporation
            Attn: T. Paul Bulmahn, President
            4600 Post Oak Place, Suite 200
            Houston, Texas 77027

with copies to:

            David G. Dunlap
            Jackson Walker L.L.P.
            1100 Louisiana, Suite 4200
            Houston, Texas 77002

For mail delivery to:

            Aquila Energy Capital Corporation
            909 Fannin, Suite 1850
            Two Houston Center
            Houston, Texas 77010-1007

with copies to:

            Michael L. Grove
            Porter & Hedges, L.L.P.
            700 Louisiana, Suite 3500
            Houston, Texas 77002

     Section 11.4 Parties in Interest, Transfers. All grants, covenants and agreements contained in the Transaction Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that the Issuer shall not assign or transfer any of its rights or delegate any of its duties or obligations under any Transaction Document without the prior written consent of the Purchaser, which consent shall not unreasonably be withheld or delayed. The Purchaser, at its option, may assign or transfer any or all of its rights and delegate any and all of its duties or obligations under any Transaction Document to any Affiliate of the Purchaser at any time without the Issuer's consent, but the Purchaser shall not assign or transfer any of its rights or delegate any of its duties or obligations under any Transaction Document to any Person that is not an Affiliate of the Purchaser without the prior written consent of the Issuer, which consent shall not unreasonably be withheld or delayed. It shall be deemed unreasonable for the Issuer to withhold or delay its consent to any such proposed assignment, transfer or delegation by the Purchaser if the Purchaser expressly agrees in writing to remain primarily liable to the Issuer for the performance by such assignee or transferee of any and all of the duties and obligations of the Purchaser under the Transaction Documents. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement and their permitted successors and assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their permitted successors and assigns.

     Section 11.5 Governing Law, Submission to Process. This Agreement has been entered into in Houston, Texas and shall be performable for all purposes in Harris County, Texas, except that the Indebtedness evidenced by the Note shall be payable by Issuer to Purchaser in the State of New York at the address and to the account specified in or pursuant to the Note. Subject to the provisions of
Article XII, courts within the State of Texas shall have jurisdiction over any and all disputes between the Issuer and the Purchaser, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Agreement or any other Transaction Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas. Notwithstanding the forgoing provisions of this Section, however, the Issuer and the Purchaser hereby acknowledge and stipulate that the transactions contemplated by this Agreement and the other Transaction Documents have a substantial relationship to the State of New York, and the Issuer and the Purchaser agree that, except to the extent that the law of another jurisdiction is expressly elected in a Transaction Document or mandatorily governs a Transaction Document, the Transaction Documents shall be deemed contracts and instruments made under the laws of the State of New York, and shall be construed and enforced in accordance with and governed by the laws of the State of New York, without regard to principles of such laws relating to conflicts of law.

     Section 11.6 Limitation on Interest. The Purchaser, the Issuer and any other parties to any Transaction Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof, the parties stipulate and agree that none of the terms and provisions contained in the Transaction Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither the Issuer nor any present or future guarantors, endorsers or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Transaction Documents which may be in conflict or apparent conflict herewith. The Purchaser expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) the Purchaser or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at the Purchaser's or such holder's option, promptly returned to the Issuer or the other payor thereof upon such determination. In determining whether or not the interest paid or payable under any specific circumstance exceeds the maximum amount permitted under applicable law, the Purchaser and the Issuer (and any other payors thereof) shall to the greatest extent permitted under applicable law, (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments and the effects thereof, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.

     Section 11.7 Termination; Limited Survival. In their sole and absolute discretion, the Issuer and the Purchaser may each, at any time that no Obligations are owing, elect in a notice delivered to the other to terminate this Agreement. Upon receipt of such a notice, if no Obligations are then owing, this Agreement and all other Transaction Documents shall thereupon be terminated and the parties thereto released from any prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by the Issuer or the Purchaser in any Transaction Documents, and any obligations which any Person may have to indemnify or compensate the Purchaser shall survive any termination of this Agreement or any other Transaction Document. At the request and expense of the Issuer, the Purchaser shall prepare and execute all necessary instruments to release and effect such termination of the Transaction Documents.

     Section 11.8 Severability. If any term or provision of any Transaction Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Transaction Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

     Section 11.9 Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

     Section 11.10 Further Assurances. The parties agree (a) to furnish upon written request to each other such information, (b) to execute and deliver to each other such documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents.

     Section 11.11 Waiver of Punitive Damages, Etc. THE ISSUER AND THE PURCHASER HEREBY (a) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY ARBITRATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (b) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ARBITRATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (c) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

     Section 11.12 Representations and Warranties of the Purchaser. To confirm the Issuer's understanding concerning the Purchaser and the Purchaser's business and obligations, and to induce the Issuer to enter into this Agreement and to sell the Note, the Purchaser represents and warrants to the Issuer that:

          (a) Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, having all powers necessary to carry on its business and to enter into and consummate the transactions contemplated by the Transaction Documents.

          (b) Authorization. The Purchaser has taken all actions necessary to authorize the execution and delivery of the Transaction Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder, subject to satisfaction of the terms and conditions of the Transaction Documents. The Purchaser is duly authorized to lend funds hereunder, subject to satisfaction of the terms and conditions of the Transaction Documents.

          (c) No Conflicts or Consents. Except as expressly contemplated in the Transaction Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third-party is required in connection with the execution, delivery or performance by the Purchaser of any Transaction Document or to consummate any transaction contemplated by the Transaction Documents.

          (d) Enforceable Obligations. This Agreement is, and the other Transaction Documents when executed and delivered by the Purchaser will be, legal, valid and binding obligations of the Purchaser, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of debtor's rights or by principles of equity applicable to the enforcement of debtor's rights generally.

          (e) Compliance with Agreement and Law. The Purchaser will perform all material obligations it is required to perform under the terms of the Transaction Documents. The Purchaser will conduct its business and affairs in material compliance with laws, regulations and orders applicable thereto.

     Section 11.13 Relationship to Senior Debt. The Issuer and the Purchaser acknowledge and agree that to the extent that any of the terms of this Agreement or the other Transaction Documents conflict with the provisions of that certain Credit Agreement dated as of April 27, 2001, among the Issuer, as Borrower, BNP Paribas, as Administrative Agent, and the Lenders signatory thereto, as amended, establishing a $100,000,000.00 Senior Secured Reducing Revolving Credit Facility or any of the Loan Documents (as such term is defined in such Credit Agreement) executed by the Issuer in connection therewith (collectively the "Senior Credit Documents") including, but not limited to, provisions requiring that payment of any Obligations be made from the Issuer to the Purchaser or requiring that any liens or security interests granted by the Issuer to the Purchaser relating to any of the Collateral be maintained at a level of priority that would be senior to the rights of the Senior Creditor with respect to such Collateral, all of such conflicting provisions in this Agreement or any other Transaction Document shall be and are hereby agreed to be subject to and revised to conform to the requirements of the Intercreditor

Agreement for so long as the terms and provisions of the Intercreditor Agreement remain in force and effect between the Senior Creditor and the Purchaser. This provision is hereby deemed to be incorporated by reference into each other Transaction Document.


                           ARTICLE XII  Arbitration

     Section 12.1  Arbitration.

          (a) The Issuer and the Purchaser and any other obligor party (the "parties") will attempt in good faith to resolve any controversy or dispute arising out of or relating to this Agreement promptly by negotiations between themselves. The negotiation process may be started by the giving of written notice by any party to the other parties in accordance with the terms of Section 11.3 hereof, and the parties agree to negotiate in good faith, and select an independent mediator to facilitate the negotiations and conduct up to eight consecutive hours of mediated negotiations in Houston, Texas within thirty (30) days after the notice is first sent. If, within ten (10) days after the initial notice, the parties are not able to agree upon a mediator, the parties shall immediately proceed to arbitration. Fees and expenses of the mediator shall be borne equally by the Issuer and the Purchaser.

          (b) No litigation or other proceeding may ever be instituted at any time in any court for any purpose, except as may be set forth in Section 12.1(h) hereof.

          (c) If a controversy or dispute is not resolved after completion of the negotiation process described in subsection (a) above, then, upon notice by any party to the other parties (an "Arbitration Notice") and to the American Arbitration Association ("AAA") in Houston, Texas, the controversy or dispute shall be submitted to an arbitration panel for binding arbitration in Houston, Texas, in accordance with AAA's Commercial Arbitration Rules (the "Rules"). The parties agree that they will faithfully observe this Agreement and the Rules and that they will abide by and perform any award rendered by the arbitration panel. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-16. The award or judgment of the arbitration panel shall be final and binding on all parties and judgment upon the award or judgment of the arbitration panel may be entered and enforced by any court having jurisdiction. If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory mediation and arbitration provisions and shall be resolved in accordance therewith. The agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitration panel will be shared by all parties engaged in the dispute or controversy on a basis determined to be fair and equitable by the arbitrators, taking into account the relative fault of each party, the relative credibility and merit of all claims and defenses made by each party and the cooperation, speed and efficiency of each party in conducting the arbitration proceeding and complying with the Rules and with orders and requests of the arbitrators.

          (d) Promptly after the Arbitration Notice is given, each party will select an arbitrator and the arbitrators so selected will in turn select an independent and impartial third arbitrator. If the arbitrators selected by the parties are unable to agree on a third arbitrator, then one of the parties shall notify AAA and AAA shall select the third arbitrator. The decision of AAA with respect to the selection of the third arbitrator will be final and binding in such case. Such three arbitrators will constitute the arbitration panel.

          (e) Within 10 days after the selection of the arbitration panel, the parties and their counsel will appear before the arbitration panel at a place and time in Houston, Texas, as may be designated by the arbitration panel for the purpose of each party making a one hour or less presentation and summary of the case. Thereafter, the arbitration panel will set dates and times for additional hearings until the proceeding is concluded. The desire and goal of the parties is, and the arbitration panel will be advised that its goal should be, to conduct and conclude the arbitration proceeding as expeditiously as possible.

          (f) Any arbitral award may be enforced in a District Court of the State of Texas sitting in Houston, Texas or in the United States District for the Southern District of Texas, Houston Division, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts for said purpose and the parties hereby irrevocably waive to the fullest extent permitted by law any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

          (g) The arbitration panel will have no authority to award punitive or other damages not measured by the prevailing party's actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.

          (h) The provisions of this Section 12.1 relating to arbitration of disputes shall not apply to litigation that is instituted for the sole purpose of either: (i) compelling a party to submit to arbitration in accordance with the provisions of this Section 12.1, or (ii) obtaining enforcement of any award or judgment of the arbitrator(s) issued pursuant to this Section 12.1.

          (i) The provisions of this Article XII shall terminate immediately if, as and when the party originally identified herein as the "Purchaser" no longer owns any rights or interests under this Agreement and the Obligations of the Issuer arising pursuant hereto; provided that if any arbitration under the provisions of this Article has been initiated prior to the time that such the Purchaser no longer owns any such rights or interests under this Agreement and the Obligations, the provisions of this Article shall continue to be applicable to any such arbitration that has been commenced.

                            [signature page follows]

            IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

                                 ISSUER:

                                 ATP Oil & Gas Corporation


                                 By:  /s/ T. Paul Bulmahn
                                    -----------------------------------
                                      T. Paul Bulmahn
                                      President


                                 PURCHASER:

                                 Aquila Energy Capital Corporation


                                 By:  /s/ Kenneth F. Wyatt
                                    -----------------------------------
                                      Kenneth F. Wyatt
                                      Vice President

                                NOTICE TO ISSUER

THIS WRITTEN NOTE PURCHASE AGREEMENT IS THE FINAL EXPRESSION OF THE NOTE PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE PURCHASER. THIS WRITTEN NOTE PURCHASE AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL NOTE PURCHASE AGREEMENT OR OF A CONTEMPORANEOUS ORAL NOTE PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE PURCHASER.

          Affirmation of No Unwritten Oral Note Purchase Agreements. The Issuer and the Purchaser affirm by the initials below of their authorized officers or representatives that no unwritten, oral credit agreement exists between them.



__________________________________        _____________________________________
Issuer's Representative's Initials        Purchaser's Representative's Initials

                                                                       EXHIBIT B

                                     NOTE
                                     ----
                                 (this "Note")

$31,250,000.00                 New York, New York                June 29, 2001

     On the dates hereinafter prescribed, for value received, ATP OIL & GAS CORPORATION, a corporation organized and existing under the laws of the State of Texas (hereinafter called "Issuer"), unconditionally promises to pay to the order of AQUILA ENERGY CAPITAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Purchaser"), as provided for in that certain Note Purchase Agreement, by and between Issuer and Purchaser dated of even date herewith (the "Note Purchase Agreement"): (i) the principal amount of THIRTY ONE MILLION, TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($31,250,000.00) pursuant to the terms of the Note Purchase Agreement as of the date of maturity hereof, whether by acceleration or otherwise, and (ii) interest on the face amount of this Note, less any repayments of principal made from time to time, from the date on which the purchase price of this Note is advanced by Purchaser to Issuer until maturity at a rate of interest equal to the lesser of (a) the Interest Rate (as hereinafter defined), or (b) the Maximum Rate (as hereinafter defined). Any increase or decrease in interest rate resulting from a change in the Maximum Rate shall be effective immediately when such change becomes effective, without notice to Issuer, unless Applicable Law (as hereinafter defined) requires that such increase or decrease not be effective until a later time, in which event such increase or decrease shall be effective at the earliest time permitted under the provisions of such law.

     Notwithstanding the foregoing, if during any period the Interest Rate exceeds the Maximum Rate, the rate of interest in effect on this Note shall be limited to the Maximum Rate during each such period, but at all times thereafter the rate of interest in effect on this Note shall be the Maximum Rate until the total amount of interest accrued on this Note equals the total amount of interest which would have accrued hereon if the Interest Rate had at all times been in effect.

     The indebtedness evidenced by this Note shall be payable by Issuer to Purchaser in New York, New York, to the account of Purchaser and at such financial institution in New York, New York as is designated in writing by Purchaser to Issuer prior to the first Payment Date and from time to time, thereafter, in accordance with the procedures for giving notice as set forth in
Section 11.3 of the Note Purchase Agreement. Such indebtedness shall be repaid as and when provided in the Note Purchase Agreement, including, but not limited to, the provisions of Sections 2.3 through 2.6 thereof.

     The first Payment Date (as defined in the Note Purchase Agreement) for this Note shall be on September 28, 2001. On or before such Payment Date and on or before each Payment Date thereafter, a regular quarterly installment of interest on this Note shall be due and payable in accordance with Section 2.3 of the Note Purchase Agreement. These quarterly installments shall continue regularly until the Redemption Date (as defined in the Note Purchase Agreement), on which date the unpaid principal balance of this Note and all accrued, unpaid interest thereon shall be due and payable in full, together with the Repayment Premium required by Section 2.5 of the Note Purchase Agreement.

     Issuer may make a prepayment of principal on this Note only in accordance with Section 2.4 of the Note Purchase Agreement.

     In no event shall the aggregate of the interest on this Note, plus any other amounts paid in connection with the loan evidenced by this Note which would under Applicable Law be deemed "interest," ever exceed the maximum amount of interest which, under Applicable Law, could be lawfully charged on this Note. Purchaser and Issuer specifically intend and agree to limit contractually the interest payable on this Note to not more than an amount determined at the Maximum Rate. Therefore, none of the terms of this Note or any other instruments pertaining to or securing this Note shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate, and neither Issuer nor any other party liable herefor shall ever be liable for interest in excess of that determined at the Maximum Rate, and the provisions of this paragraph shall control over all provisions of this Note or of any other instruments pertaining to or securing this Note. If any amount of interest taken or received by Purchaser shall be in excess of the maximum amount of interest which, under Applicable Law, could lawfully have been collected on this Note, then the excess shall be deemed to have been the result of a mathematical error by the parties hereto and shall be refunded promptly to Issuer. All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Note which would under Applicable Law be deemed "interest" shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of this Note.

     This Note is secured by the Security Documents (as defined in the Note Purchase Agreement), including those executed simultaneously herewith, those executed heretofore and those hereafter executed.

     This Note is the Note issued pursuant to the Note Purchase Agreement. Reference is hereby made to the Note Purchase Agreement for a statement of the rights and obligations of the holder of this Note and the duties and obligations of Issuer in relation thereto. Each payment made pursuant to this Note shall be reflected by notations made by Purchaser on its records and the aggregate unpaid amounts reflected by the notations on the records of Purchaser shall be deemed rebuttably presumptive evidence of the principal amount and accrued, unpaid interest owing under this Note.

     In the event of default in the payment when due of any of the principal of or any interest on this Note, or in the event of default under the terms of the Note Purchase Agreement or any of the Security Documents, as such terms are defined in the Note Purchase Agreement, or if any event occurs or condition exists which authorizes the acceleration of the maturity of this Note under any agreement made by Issuer, Purchaser (or other holder of this Note) may, at its option, without presentment or demand or any notice to Issuer or any other person liable herefor, declare the unpaid principal balance of and accrued interest on this Note to be immediately due and payable.

     If this Note is collected by suit or through the Bankruptcy Court, or any judicial proceeding, or if this Note is not paid at maturity, however such maturity may be brought about, and is placed in the hands of an attorney for collection, then Issuer agrees to pay Purchaser's expenses, including, without limitation, reasonable attorneys' fees.

     Issuer and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, and all other notices, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security or the release of any party primarily or secondarily liable hereon and further agrees that it will not be necessary for Purchaser, in order to enforce payment of this Note, to first institute suit or exhaust its remedies against Issuer or others liable herefor, or to enforce its rights against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them. Purchaser may transfer this Note in compliance with applicable provisions of the Note Purchase Agreement, and the rights and privileges of Purchaser under this Note shall, following any such transfer, inure to the benefit of Purchaser's successors or assigns.

     For purposes of this Note, each of the following terms shall have the meaning given to such term below in this paragraph:

     "Applicable Law" means the laws of the State of New York and applicable laws of the United States of America; and this Note shall be deemed to be a note made under the laws of the State of New York and shall be construed and enforced in accordance with and governed by the laws of such state, without regard to principles of such laws relating to conflicts of law.

     "Business Day" shall mean any day on which banks are open for general banking business in the State of New York, other than a Saturday, a Sunday, a legal holiday or any other day on which banks in the State of New York are required or authorized by law or executive order to close.

     "Interest Rate" means, for each calendar month through the Redemption Date an annual rate of eleven and five-tenths percent (11.5%) and otherwise calculated in accordance with applicable provisions of the Note Purchase Agreement; provided, however, that upon the occurrence and continuation of an Event of Default under the terms of the Note Purchase Agreement, such annual rate shall be equal to fourteen percent (14%).

     "Maximum Rate" means the maximum rate of non-usurious interest permitted from day to day by Applicable Law.

     Executed and effective as of the date and year first set forth above.

                             ATP OIL & GAS CORPORATION


                             By:   /s/ T. Paul Bulmahn
                                   --------------------------------
                                    T. Paul Bulmahn
                                    President